AGREEMENT AND PLAN OF MERGER


                          by and among



                     MIDWEST RESOURCES INC.

                               and

                   MIDWEST POWER SYSTEMS INC.

                               and

             IOWA-ILLINOIS GAS AND ELECTRIC COMPANY

                               and

                   MIDAMERICAN ENERGY COMPANY





                    Dated as of July 26, 1994

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                       TABLE OF CONTENTS                    Page


                            ARTICLE I

                           THE MERGER

SECTION 1.1    The Merger . . . . . . . . . . . . . . . . . .   1

SECTION 1.2    Effects of the Merger  . . . . . . . . . . . .   1

SECTION 1.3    Effective Time of the Merger . . . . . . . . .   2

                           ARTICLE II

                      CONVERSION OF SHARES

SECTION 2.1    Effect of the Merger on Capital Stock  . . . .   2

SECTION 2.2    Exchange of Common Stock Certificates  . . . .   5

SECTION 2.3    Exchange of Preferred Stock and Preference
               Stock; Certificates Not Required . . . . . . .   8

SECTION 2.4    No Further Ownership Rights in Preferred
               Stock or Preference Stock  . . . . . . . . . .   8

                           ARTICLE III

                           THE CLOSING

SECTION 3.1    Closing  . . . . . . . . . . . . . . . . . . .   9

                           ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF RESOURCES
                        AND MIDWEST POWER

SECTION 4.1    Organization and Qualification . . . . . . . .   9

SECTION 4.2    Subsidiaries . . . . . . . . . . . . . . . . .   9

SECTION 4.3    Capitalization . . . . . . . . . . . . . . . .  10

SECTION 4.4    Authority; Non-Contravention; Statutory
               Approvals; Compliance  . . . . . . . . . . . .  11

SECTION 4.5    Reports and Financial Statements . . . . . . .  13

SECTION 4.6    Absence of Certain Changes or Events; Absence of
               Undisclosed Liabilities  . . . . . . . . . . .  14

SECTION 4.7    Litigation . . . . . . . . . . . . . . . . . .  15

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SECTION 4.8    Registration Statement and Proxy Statement . .  15

SECTION 4.9    Tax Matters  . . . . . . . . . . . . . . . . .  15

SECTION 4.10   Employee Matters; ERISA  . . . . . . . . . . .  19

SECTION 4.11   Environmental Protection . . . . . . . . . . .  22

SECTION 4.12   Regulation as a Utility  . . . . . . . . . . .  25

SECTION 4.13   Vote Required  . . . . . . . . . . . . . . . .  25

SECTION 4.14   Accounting Matters . . . . . . . . . . . . . .  26

SECTION 4.15   Opinion of Financial Advisor . . . . . . . . .  26

SECTION 4.16   Insurance  . . . . . . . . . . . . . . . . . .  26

SECTION 4.17   Ownership of Iowa-Illinois Capital Stock . . .  26

                            ARTICLE V

         REPRESENTATIONS AND WARRANTIES OF IOWA-ILLINOIS

SECTION 5.1    Organization and Qualification . . . . . . . .  27

SECTION 5.2    Subsidiaries . . . . . . . . . . . . . . . . .  27

SECTION 5.3    Capitalization . . . . . . . . . . . . . . . .  28

SECTION 5.4    Authority; Non-Contravention; Statutory Approvals;
               Compliance . . . . . . . . . . . . . . . . . .  28

SECTION 5.5    Reports and Financial Statements . . . . . . .  30

SECTION 5.6    Absence of Certain Changes or Events; Absence of
               Undisclosed Liabilities  . . . . . . . . . . .  31

SECTION 5.7    Litigation . . . . . . . . . . . . . . . . . .  31

SECTION 5.8    Registration Statement and Proxy Statement . .  32

SECTION 5.9    Tax Matters  . . . . . . . . . . . . . . . . .  32

SECTION 5.10   Employee Matters; ERISA  . . . . . . . . . . .  35

SECTION 5.11   Environmental Protection . . . . . . . . . . .  39

SECTION 5.12   Regulation as a Utility  . . . . . . . . . . .  40

SECTION 5.13   Vote Required  . . . . . . . . . . . . . . . .  40

                              -ii-
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SECTION 5.14   Accounting Matters . . . . . . . . . . . . . .  41

SECTION 5.15   Opinion of Financial Advisor . . . . . . . . .  41

SECTION 5.16   Insurance  . . . . . . . . . . . . . . . . . .  41

SECTION 5.17   Ownership of Resources Common Stock  . . . . .  41

                           ARTICLE VI

             CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.1    Covenants of the Parties . . . . . . . . . . .  41

                           ARTICLE VII

                      ADDITIONAL AGREEMENTS

SECTION 7.1    Access to Information  . . . . . . . . . . . .  47

SECTION 7.2    Joint Proxy Statement and Registration
               Statement  . . . . . . . . . . . . . . . . . .  47

SECTION 7.3    Regulatory Approvals and Other Matters . . . .  49

SECTION 7.4    Shareholder Approval . . . . . . . . . . . . .  49

SECTION 7.5    Directors' and Officers' Indemnification . . .  50

SECTION 7.6    Disclosure Schedules . . . . . . . . . . . . .  52

SECTION 7.7    Public Announcements . . . . . . . . . . . . .  53

SECTION 7.8    Rule 145 Affiliates  . . . . . . . . . . . . .  53

SECTION 7.9    No Solicitations . . . . . . . . . . . . . . .  53

SECTION 7.10   Expenses . . . . . . . . . . . . . . . . . . .  54

SECTION 7.11   Board of Directors . . . . . . . . . . . . . .  54

SECTION 7.12   Officers   . . . . . . . . . . . . . . . . . .  55

SECTION 7.13   Employment Agreements and Workforce Matters  .  55

SECTION 7.14   Severance Plan . . . . . . . . . . . . . . . .  56

SECTION 7.15   Post-Merger Operations . . . . . . . . . . . .  56

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                                                             Page

                          ARTICLE VIII

                           CONDITIONS

SECTION 8.1    Conditions to Each Party's Obligations to
               Effect the Merger  . . . . . . . . . . . . . .  56

SECTION 8.2    Conditions to Obligations of Resources and
               Midwest Power to Effect the Merger   . . . . .  57

SECTION 8.3    Conditions to Obligations of Iowa-Illinois to
               Effect the Merger  . . . . . . . . . . . . . .  59

                           ARTICLE IX

                TERMINATION, AMENDMENT AND WAIVER

SECTION 9.1    Termination  . . . . . . . . . . . . . . . . .  61

SECTION 9.2    Effect of Termination  . . . . . . . . . . . .  64

SECTION 9.3    Termination Fee; Expenses  . . . . . . . . . .  65

SECTION 9.4    Amendment  . . . . . . . . . . . . . . . . . .  67

SECTION 9.5    Waiver . . . . . . . . . . . . . . . . . . . .  67

                            ARTICLE X

                       GENERAL PROVISIONS

SECTION 10.1   Non-Survival of Representations, Warranties
               and Agreements   . . . . . . . . . . . . . . .  67

SECTION 10.2   Brokers  . . . . . . . . . . . . . . . . . . .  67

SECTION 10.3   Notices  . . . . . . . . . . . . . . . . . . .  68

SECTION 10.4   Miscellaneous  . . . . . . . . . . . . . . . .  69

SECTION 10.5   Interpretation . . . . . . . . . . . . . . . .  69

SECTION 10.6   Counterparts; Effect . . . . . . . . . . . . .  69

SECTION 10.7   Specific Performance . . . . . . . . . . . . .  69

SECTION 10.8   Parties in Interest  . . . . . . . . . . . . .  69

SECTION 10.9   Further Assurances . . . . . . . . . . . . . .  70

Exhibit A    - Articles of Incorporation of the Company
Exhibit B    - By-laws of the Company
Exhibit C    - Articles of Merger
Exhibit D    - Task Forces
Exhibit E    - Initial Board Committees
Exhibit F-1 - Employment Agreement With Russell Christiansen Exhibit F-2 - Employment Agreement With Stanley Bright Exhibit F-3 - Positions and Duties of Mr. Christiansen and
               Mr. Bright
Exhibit G    - Severance Plan

                  AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of July 26, 1994, ("Agreement"), by and among Midwest Resources Inc., an Iowa corporation ("Resources"), Iowa-Illinois Gas and Electric Company, an Illinois corporation ("Iowa-Illinois"), Midwest Power Systems Inc., an Iowa corporation ("Midwest Power") and a subsidiary of Resources and MidAmerican Energy Company, an Iowa corporation ("Company"), 50% of whose outstanding capital stock is owned by Iowa-Illinois and 50% of whose outstanding capital stock is owned by Resources.

     WHEREAS, Resources, Midwest Power and Iowa-Illinois have determined to engage in a business combination as peer firms in a merger of equals whereby Iowa-Illinois, Midwest Power and Resources will be merged with and into the Company, with the Company as the surviving corporation in such merger ("Merger"); and

     WHEREAS, in furtherance thereof, the respective Boards of Directors of Resources, Midwest Power, Iowa-Illinois and the Company have approved the Merger of Resources, Midwest Power and Iowa-Illinois with and into the Company, all upon the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger will be treated as a reorganization under Section
368 of the Internal Revenue Code of 1986, as amended (the
"Code").

     NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                            ARTICLE I

                           THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Resources, Midwest Power and Iowa-Illinois shall be merged with and into the Company in accordance with the laws of the States of Illinois and Iowa. The Company shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Iowa. The effects and the consequences of the Merger shall be as set forth in Section 1.2.

     SECTION 1.2 Effects of the Merger. At the Effective Time, (i) the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time substantially in the form attached hereto as Exhibit A, shall be the Articles of Incorporation of the Company as the surviving corporation in the

Merger until thereafter duly amended and (ii) the by-laws of the Company, as in effect immediately prior to the Effective Time, substantially in the form attached hereto as Exhibit B, shall be the by-laws of the Company as the surviving corporation in the Merger, until thereafter duly amended. Subject to the foregoing, the additional effects of the Merger shall be as provided in the applicable provisions of the Iowa Business Corporation Act ("Iowa Act") and the Illinois Business Corporation Act of 1983 ("Illinois Act").

     SECTION 1.3 Effective Time of the Merger. On the Closing Date (as defined in Section 3.1), articles of merger substan-tially in the form attached hereto as Exhibit C ("Articles of Merger") complying with the requirements of the Illinois Act and the Iowa Act shall be executed by Midwest Power, Resources, Iowa-Illinois and the Company and shall be filed with the Secretary of State of the State of Illinois and the Secretary of State of the State of Iowa. The Merger shall become effective at the time that the parties agree to specify in the Articles of Merger ("Effective Time").


                           ARTICLE II

                      CONVERSION OF SHARES

     SECTION 2.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Iowa-
Illinois, Midwest Power, Resources or the Company:

     (a) Cancellation of Certain Common Stock. Each share of Iowa-Illinois common stock, par value $1.00 per share ("Iowa-Illinois Common Stock"), and each share of Resources common stock, no par value ("Resources Common Stock"), that is owned by Iowa-Illinois or any of its subsidiaries (as defined in Section 4.1) or by Resources or any of its subsidiaries, and each share of Midwest Power common stock, no par value ("Midwest Power Common Stock"), shall be cancelled and cease to exist, and no consideration shall be delivered in exchange therefor.

     (b) Conversion of Certain Common Stock. Each share of Iowa-Illinois Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 2.1(a) and shares with respect to which the holder thereof duly exercises the right to dissent under applicable law) shall be converted into the right to receive 1.47 shares ("Iowa-Illinois Conversion Ratio") of Company common stock, no par value ("Company Common Stock"), and each share of Resources Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 2.1(a) and shares with respect to which the holder thereof duly exercises the right to dissent under applicable law) shall be converted into the right to receive 1.0 shares ("Resources Conversion Ratio") of Company Common Stock. Upon such conversions as provided for herein, each holder of a certificate formerly representing any such shares of Iowa-Illinois Common Stock or Resources Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock to be issued in consideration therefor (and cash in lieu of fractional shares) upon the surrender of such certificate in accordance with Section 2.2.

     (c)  Cancellation of Company Common Stock.  Each share of
Company Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled, and no consideration shall be delivered in exchange therefor.

     (d) Cancellation of Certain Preferred Stock and Preference Stock. Each of the Iowa-Illinois Preferred Shares, par value $100 per share ("Iowa-Illinois Preferred Stock"), each of the Iowa-Illinois Preference Shares, without par value ("Iowa-Illinois Preference Stock"), and each share of Midwest Power Preferred Stock, no par value ("Midwest Power Preferred Stock"), that is owned by Iowa-Illinois or any of its subsidiaries or by Resources or any of its subsidiaries shall be cancelled and cease to exist, and no consideration shall be delivered in exchange therefor.

     (e) Conversion of Iowa-Illinois Preferred Stock and Iowa-Illinois Preference Stock. (i) Each issued and outstanding share of each series of Iowa-Illinois Preferred Stock, other than shares cancelled pursuant to Section 2.1(d) and shares with respect to which the holder thereof exercises the right to dissent, shall be converted into and become one duly authorized, validly issued, fully paid and nonassessable share of Company Class I Preferred Stock, par value $100 per share ("Company Class I Preferred Stock"), of the respective series specified below:


          Iowa-Illinois                 Company Class I
          Preferred Stock               Preferred Stock

          $4.36 Cumulative              $4.36 Cumulative
          $4.22 Cumulative              $4.22 Cumulative
          $7.50 Cumulative              $7.50 Cumulative

     (ii) Each issued and outstanding share of each series of Iowa-Illinois Preference Stock, other than shares cancelled pursuant to Section 2.1(d) and shares with respect to which the holder thereof exercises the right to dissent, shall be converted into and become one duly authorized, validly issued, fully paid and nonassessable share of Company Preference Stock, without par value ("Company Preference Stock"), of the respective series specified below:

          Iowa-Illinois                 Company
          Preference Stock              Preference Stock

          $7.80 Series                  $7.80 Series
          $5.25 Series                  $5.25 Series

     (f) Conversion of Midwest Power Preferred Stock. Each issued and outstanding share of each series of Midwest Power Preferred Stock, other than shares cancelled pursuant to Section 2.1(d) and shares with respect to which the holder thereof exercises the right to dissent, shall be converted into and become one duly authorized, validly issued, fully paid and nonassessable share of Company Class M Preferred Stock, no par value ("Company Class M Preferred Stock"), of the respective series specified below:

          Midwest Power                 Company Class M
          Preferred Stock               Preferred Stock

          $3.30 Series                  $3.30 Series
          $3.75 Series                  $3.75 Series
          $3.90 Series                  $3.90 Series
          $4.20 Series                  $4.20 Series
          $4.35 Series                  $4.35 Series
          $4.40 Series                  $4.40 Series
          $4.80 Series                  $4.80 Series
          $1.7375 Series                $1.7375 Series

     (g) The Company Class I Preferred Stock, Company Class M Preferred Stock and Company Preference Stock issued upon conversion, respectively, of the Iowa-Illinois Preferred Stock, Midwest Power Preferred Stock and Iowa-Illinois Preference Stock shall have the preferences, limitations and relative rights which are described in the Articles of Incorporation of the Company substantially in the form attached hereto as Exhibit A.

     (h) Shares of Dissenting Holders. Any issued and outstanding shares of Resources Common Stock, Iowa-Illinois Common Stock, Iowa-Illinois Preferred Stock, Iowa-Illinois Preference Stock or Midwest Power Preferred Stock held by a person who objects to the Merger and complies with all applicable provisions of the Iowa Act or the Illinois Act, as applicable, concerning the right of such person to dissent from the Merger and demand appraisal of such shares ("Dissenting Holder") shall not be converted as described in Section 2.1(b), (e) or (f) but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder with respect to such shares pursuant to the Iowa Act or the Illinois Act, as applicable; provided, however, that shares of Resources Common Stock, Iowa-Illinois Common Stock, Iowa-Illinois Preferred Stock, Iowa-Illinois Preference Stock or Midwest Power Preferred Stock outstanding immediately prior to the Effective Time and held by a Dissenting

Holder who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal of such shares pursuant to the Iowa Act or the Illinois Act, as applicable, shall be deemed to be converted, as of the Effective Time, into the right to receive the Company Common Stock, Company Class I Preferred Stock, Company Class M Preferred Stock or Company Preference Stock specified in Section 2.1(b), (e), or (f) and cash in lieu of fractional shares in accordance with Section 2.2, without interest.

     SECTION 2.2    Exchange of Common Stock Certificates.

     (a) Deposit with Exchange Agent. As soon as practicable after the Effective Time, the Company shall deposit with a bank, trust company or other agent selected by Iowa-Illinois and Resources ("Exchange Agent") certificates representing shares of Company Common Stock required to effect the exchanges referred to in Section 2.1(b).

     (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Resources Common Stock or Iowa-Illinois Common Stock ("Certificates") that were converted ("Converted Shares") into the right to receive shares of Company Common Stock ("Company Shares") pursuant to Section 2.1(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the exchange of Certificates for certificates representing Company Shares. Upon delivery of a Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Company Shares and the amount of cash in lieu of fractional share interests which such holder has the right to receive pursuant to the provisions of this
Article II. In the event of a transfer of ownership of Converted Shares which is not registered in the transfer records of Iowa-Illinois or Resources, a certificate representing the proper number of Company Shares may be issued to a transferee if the Certificate representing such Converted Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until delivered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such delivery the certificate representing Company Shares and cash in lieu of any fractional shares of Company Common Stock as contemplated by this Section 2.2.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Shares with a record date after the Effective Time shall be paid to the holder of any undelivered Certificate with respect to the Company Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(d), until the holder of record of such Certificate (or a transferee as described in Section 2.2(b)) shall have delivered such Certificate as contemplated in Section 2.2(b). Subject to the effect of unclaimed property, escheat and other applicable laws, following delivery of any such Certificate, there shall be paid to the record holder (or transferee) of the certificates representing whole Company Shares issued in exchange therefor, without interest, (i) at the time of such delivery, the amount of any cash payable in lieu of a fractional share of Company Common Stock to which such holder (or transferee) is entitled pursuant to Section 2.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Company Shares and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to delivery and a payment date subsequent to delivery payable with respect to such whole Company Shares, as the case may be.

     (d) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the delivery for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Company.

          (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Company Common Stock delivered to the Exchange Agent by the Company pursuant to Section 2.2(a) over (y) the aggregate number of full shares of Company Common Stock to be distributed to holders of Resources Common Stock and Iowa-Illinois Common Stock pursuant to Section 2.2(b) (such excess being herein called the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of Iowa-Illinois Common Stock and Resources Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange ("NYSE"), all in the manner provided in Section 2.2(d)(iii).

          (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Iowa-Illinois Common Stock and Resources Common Stock, the Exchange Agent shall, until remitted pursuant to Section 2.2(f), hold such proceeds in trust for the holders of Iowa-Illinois Common Stock and Resources Common Stock ("Common Shares Trust"). The Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Shares.

The Exchange Agent shall determine the portion of the net proceeds comprising the Common Shares Trust to which each holder of Iowa-Illinois Common Stock or Resources Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Iowa-Illinois Common Stock or Resources Common Stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Iowa-Illinois Common Stock and Resources Common Stock are entitled.

          (iv) As soon as practicable after the sale of Excess Shares pursuant to clause (iii) above and the determination of the amount of cash, if any, to be paid to holders of Iowa-Illinois Common Stock and Resources Common Stock in lieu of any fractional share interests, the Exchange Agent shall distribute such amounts to holders of Iowa-Illinois Common Stock and Resources Common Stock who have theretofore delivered Certificates for Iowa-Illinois Common Stock and Resources Common Stock for exchange pursuant to this Article II.

     (e) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of Iowa-Illinois with respect to shares of Iowa-Illinois Common Stock, and of Resources with respect to shares of Resources Common Stock, issued and outstanding prior to the Effective Time shall be closed and no transfer of any such shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Company, they shall be cancelled and exchanged for certificates representing the appropriate number of whole Company Shares and cash in lieu of fractional shares of Company Common Stock as provided in this Section 2.2.

     (f) Termination of Exchange Agent. Any certificates representing Company Shares deposited with the Exchange Agent pursuant to Section 2.2(a) and not exchanged within one year after the Effective Time pursuant to this Section 2.2 shall be returned by the Exchange Agent to the Company, which shall there-after act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of undelivered Certificates and unclaimed at the end of one year from the Effective Time shall be remitted to the Company, after which time any holder of un-delivered Certificates shall look as a general creditor only to the Company for payment of such funds to which such holder may be due, subject to applicable law. The Company shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 2.3 Exchange of Preferred Stock and Preference Stock; Certificates Not Required. Holders of Iowa-Illinois Preferred Stock, Midwest Power Preferred Stock and Iowa-Illinois Preference Stock (other than, in each case, Dissenting Holders thereof) will automatically become holders of Company Class I Preferred Stock, Company Class M Preferred Stock or Company Preference Stock, respectively, in accordance with Section 2.1(e) and (f), and their certificates which represent shares of Iowa-Illinois Preferred Stock, Midwest Power Preferred Stock or Iowa-Illinois Preference Stock, as the case may be, will automatically represent the shares of Company Class I Preferred Stock, Company Class M Preferred Stock or Company Preference Stock into which such shares were converted in the Merger. After the Merger, as presently outstanding certificates of Iowa-Illinois Preferred Stock, Midwest Power Preferred Stock and Iowa-Illinois Preference Stock are presented for transfer, new stock certificates bearing the name of the Company and the appropriate number of shares of Company Class I Preferred Stock, Company Class M Preferred Stock or Company Preference Stock will be issued.

     SECTION 2.4 No Further Ownership Rights in Preferred Stock or Preference Stock. All shares of Company Class I Preferred Stock, Company Class M Preferred Stock and Company Preference Stock issued in the Merger upon conversion of shares of Iowa-Illinois Preferred Stock, Midwest Power Preferred Stock and Iowa-Illinois Preference Stock, respectively, in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Iowa-Illinois Preferred Stock, Midwest Power Preferred Stock or Iowa-Illinois Preference Stock, as the case may be, subject, however, to the obligation of the Company to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Iowa-Illinois on such shares of Iowa-Illinois Preferred Stock and Iowa-Illinois Preference Stock or by Midwest Power on such shares of Midwest Power Preferred Stock, and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Iowa-Illinois Preferred Stock, Iowa-Illinois Preference Stock or Midwest Power Preferred Stock which were outstanding immediately prior to the Effective Time.

                           ARTICLE III

                           THE CLOSING

     SECTION 3.1 Closing. The closing (the "Closing") of the Merger shall take place at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, at 10:00 A.M., local time, on the second business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived, or at such other time and date and place as Resources and Iowa-Illinois shall mutually agree ("Closing Date").


                           ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF RESOURCES
                        AND MIDWEST POWER

     Resources and Midwest Power represent and warrant to Iowa-
Illinois as follows:

     SECTION 4.1 Organization and Qualification. Resources and each of its subsidiaries (including Midwest Power) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite power and authority, and has been duly authorized by all neces-sary regulatory approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), prospects or the results of operations of Resources and its subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement (any such material adverse effect being hereinafter referred to as a "Resources Material Adverse Effect"). As used in this Agreement, the term "subsidiary" of a person shall mean any corporation or other entity (including partnerships and other business associations) in which such person directly or indirectly owns at least a majority of the outstanding voting securities or other equity interests having the power, under ordinary circumstances, to elect a majority of the directors, or otherwise to direct the management and policies, of such corporation or other entity.

     SECTION 4.2    Subsidiaries.  Section 4.2 of the Resources
Disclosure Schedule (as defined in Section 7.6(a)(i)) sets forth a description as of the date hereof of all subsidiaries of

Resources and their joint ventures, including the name of each such entity, a brief description of the principal line or lines of business conducted by each such entity and the interest of Resources and its subsidiaries therein. Except as set forth in
Section 4.2 of the Resources Disclosure Schedule, none of such entities is a "holding company," a "subsidiary company" of a holding company, or an "affiliate" of a holding company within the meaning of Section 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended ("1935 Act"), respectively. Except as set forth in Section 4.2 of the Resources Disclosure Schedule, all of the issued and outstanding shares of capital stock of each subsidiary of Resources are validly issued, fully paid, nonassessable and free of preemptive rights, are owned directly or indirectly by Resources free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever ("Liens") and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, under-standings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Resources or any subsidiary of Resources to issue, deliver or sell, or cause to be issued, delivered or sold, shares of the capital stock of any subsidiary of Resources or obligating Resources or any of its subsidiaries to grant, extend or enter into any such agreement or commitment. As used in this Agree-ment, the term "joint venture" of a person shall mean any corporation or other entity (including partnerships and other business associations and joint ventures) in which such person or one or more of its subsidiaries owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity of any such entity, other than equity interests held for passive investment purposes which are less than 5% of any class of the outstanding voting securities or equity of any such entity.

     SECTION 4.3    Capitalization.

     (a)  Resources.   The authorized capital stock of Resources
consists of 250,000,000 shares of Resources Common Stock and 100,000,000 shares of Resources Preferred Stock, no par value, none of which are outstanding. As of the close of business on July 22, 1994, 55,279,734 shares of Resources Common Stock were issued and outstanding. All of the issued and outstanding shares of Resources Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.3(a) of the Resources Disclosure Schedule, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Resources or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, shares of the capital stock of Resources or obligating Resources or any of its subsidiaries to grant, extend or enter into any such agreement or commitment, other than under the Resources Dividend Reinvestment and Common Stock Purchase Plan, Resources Employee Stock Purchase Plan, Midwest Power 401(k) Plan for Salaried Employees and Midwest Power 401(k) Plan for Bargaining Employees.

     (b) Midwest Power. The authorized capital stock of Midwest Power consists of 100,000,000 shares of Midwest Power Common Stock and 10,000,000 shares of Midwest Power Preferred Stock. As of the close of business on July 22, 1994, 1,000 shares of Midwest Power Common Stock were issued and outstanding and 2,717,794 shares of Midwest Power Preferred Stock were issued and outstanding; Section 4.3(b) of the Resources Disclosure Schedule lists the numbers of shares of each Series of Midwest Power Preferred Stock outstanding on the date hereof. All of the issued and outstanding shares of Midwest Power Common Stock and Midwest Power Preferred Stock are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.3(b) of the Resources Disclosure Schedule, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Midwest Power to issue, deliver or sell, or cause to be issued, delivered or sold, shares of the capital stock of Midwest Power or obligating Midwest Power or any of its subsidiaries to grant, extend or enter into any such agreement or commitment.

     (c) No Change in Capital Structure. There has been no material change in the information set forth in Section 4.3(a) or 4.3(b) between the close of business on July 22, 1994, and the date hereof.

     SECTION 4.4    Authority; Non-Contravention; Statutory
Approvals; Compliance.

     (a) Authority. Each of Resources and Midwest Power has all requisite power and authority to enter into this Agreement and, subject to the applicable Resources Shareholders' Approval and the applicable Midwest Power Shareholders' Approval (as defined in Section 4.13) and the applicable Resources Required Statutory Approvals (as defined in clause (c) below), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Resources and Midwest Power of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Resources and Midwest Power, subject to obtaining the applicable Resources Shareholders' Approval and the Midwest Power Shareholders' Approval. This Agreement has been duly and validly executed and delivered by Resources and Midwest Power and, assuming the due authorization, execution and delivery hereof by Iowa-Illinois, constitutes a valid and binding obligation of each of Resources and Midwest Power enforceable against each of them in accordance with its terms.

     (b) Non-Contravention. Except as set forth in Section 4.4(b) of the Resources Disclosure Schedule, the execution and delivery of this Agreement by Resources and Midwest Power do not, and, subject to obtaining the Resources Required Statutory Approvals, the Resources Shareholders' Approval and the third-party consents set forth in Section 4.4(b) of the Resources Disclosure Schedule ("Resources Required Consents"), the consummation of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets (any such violation, conflict, breach, default, termination, acceleration, right of termination, cancellation or acceleration, loss or creation, a "Violation") of Resources or any of its subsidiaries or of any of their joint ventures pursuant to, any provisions of
(i) the articles of incorporation, by-laws or similar governing documents of Resources or any of its subsidiaries or of any of their joint ventures, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as hereinafter defined) applicable to Resources or any of its subsidiaries or any of their joint ventures or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Resources or any of its subsidiaries or any of their joint ventures is now a party or by which they or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations as would not, in the aggregate, have a Resources Material Adverse Effect.

     (c) Statutory Approvals. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, governmental or regulatory body (includ-ing a stock exchange or other self-regulatory body) or authority, domestic or foreign (each, a "Governmental Authority"), is necessary for the execution and delivery of this Agreement by Resources and Midwest Power or the consummation by Resources and Midwest Power, as the case may be, of the transactions contemplated hereby, the failure of which to obtain, make or give would have, in the aggregate, a Resources Material Adverse Effect, except as described in Section 4.4(c) of the Resources Disclosure Schedule ("Resources Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such Resources Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

     (d)  Compliance.  Except as set forth in Sections 4.4(d) or
4.11 of the Resources Disclosure Schedule, or as disclosed in the Resources SEC Reports (as defined in Section 4.5), neither Resources nor any of its subsidiaries nor, to the knowledge of Resources, any of their joint ventures, is in violation of or is under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations which in the aggregate do not, and insofar as reasonably can be foreseen will not, have a Resources Material Adverse Effect. Except as set forth in Sections 4.4(d) or 4.11 of the Resources Disclosure Schedule, Resources and each of its subsidiaries and each of their joint ventures has all permits, licenses, franchises and other governmental authorizations, consents and approvals (collectively, "Permits") necessary to conduct their businesses as presently conducted, except those the failure of which to obtain, in the aggregate do not, and insofar as reasonably can be foreseen will not, have a Resources Material Adverse Effect. Except as set forth in Section 4.4(d) of the Resources Disclosure Schedule, or as disclosed in the Resources SEC Reports, neither Resources nor any of its subsidiaries nor, to the knowledge of Resources, any of their joint ventures, is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) the articles of incorporation, by-laws or similar governing documents of Resources or such subsidiary or joint venture or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which Resources or such subsidiary or joint venture is a party or by which it is bound or to which any of its property is subject, except in the case of clause (ii) above, for breaches, violations and defaults which in the aggregate do not, and insofar as reasonably can be foreseen will not, have a Resources Material Adverse Effect.

     SECTION 4.5 Reports and Financial Statements. The filings required to be made by Resources and each of its subsidiaries under the Securities Act of 1933, as amended ("Securities Act"), the Securities Exchange Act of 1934, as amended ("Exchange Act"), applicable Iowa, South Dakota and Nebraska public utility laws and regulations, the Federal Power Act ("Power Act") and the 1935 Act have been filed with the Securities and Exchange Commission ("SEC"), the appropriate Iowa,

South Dakota and Nebraska public utility commissions or the Federal Energy Regulatory Commission ("FERC"), as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Resources has made available to Iowa-Illinois a true and complete copy of each report, schedule, registration statement and definitive proxy statement and all amendments thereto filed by Resources or any of its subsidiaries with the SEC since January 1, 1991 (as such documents have since the time of their filing been amended, the "Resources SEC Reports"). As of their respective dates, the Resources SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Resources and Midwest Power included in the Resources SEC Reports (collectively, the "Resources Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q under the Exchange Act) and fairly present the financial position of Resources and Midwest Power, as the case may be, as of the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the Articles of Incorporation of Resources and Midwest Power, as in effect on the date hereof, and true, accurate and complete copies of the by-laws of Resources and Midwest Power, as in effect on the date hereof, are included (or incorporated by reference) in the Resources SEC Reports.

     SECTION 4.6 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

     (a) Absence of Certain Changes or Events. Except as set forth in the Resources SEC Reports or Section 4.6 of the Resources Disclosure Schedule, since December 31, 1993, Resources and each of its subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a Resources Material Adverse Effect.

     (b) Absence of Undisclosed Liabilities. Neither Resources nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies which are accrued or reserved against in the consolidated financial statements of Resources and Midwest Power or reflected in the notes thereto for the year ended December 31, 1993, or which were incurred after December 31, 1993 in the ordinary course of business and would not, in the aggregate, have a Resources Material Adverse Effect.

     SECTION 4.7 Litigation. Except as disclosed in the Resources SEC Reports or as set forth in Sections 4.7 or 4.11 of the Resources Disclosure Schedule, (i) there are no claims, suits, actions or proceedings, pending or, to the knowledge of Resources, threatened, nor are there, to the knowledge of Resources, any investigations or reviews pending or threatened against, relating to or affecting Resources or any of its subsidiaries or any of their joint ventures, (ii) there have not been any material developments since December 31, 1993 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews and (iii) there are no judgments, decrees, injunctions, rules or orders of any Governmental Authority or any arbitrator applicable to Resources or any of its subsidiaries or any of their joint ventures, which, when taken together with any other nondisclosures described in clauses (i),
(ii) or (iii), would, or insofar as reasonably can be foreseen could, have a Resources Material Adverse Effect.

     SECTION 4.8 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of Resources or Midwest Power for inclusion or incorpora-tion by reference in (i) the registration statement on Form S-4 to be filed with the SEC by the Company in connection with the issuance of shares of Company Common Stock, Company Class I Preferred Stock, Company Class M Preferred Stock and Company Preference Stock in the Merger ("Registration Statement") will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the joint proxy statement in definitive form relating to the meetings of Resources, Midwest Power and Iowa-Illinois shareholders to be held in connection with the Merger ("Joint Proxy Statement") will, at the dates mailed to shareholders of Resources, Midwest Power and Iowa-Illinois and at the times of the meetings of such shareholders to be held in connection with the Merger, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Joint Proxy Statement will comply as to form in all material respects with the provisions of applicable federal securities law.

     SECTION 4.9 Tax Matters. "Taxes," as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupa-tion, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability. "Tax Return," as used in this Agreement, means a report, return, or similar statement or other information required to be supplied to a governmental entity with respect to Taxes including, without limitation, where permitted or required, combined or consolidated returns for any group of entities.

     (a)  Filing of Timely Tax Returns.  Except as set forth in
Section 4.9(a) of the Resources Disclosure Schedule, Resources and each of its subsidiaries have filed (or will file) all Tax Returns required to be filed by each of them under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis.

     (b) Payment of Taxes. Resources and each of its subsidiaries have, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

     (c) Tax Reserves. Resources and each of its subsidiaries have established (and until the Closing Date will maintain) on their books and records liabilities which adequately reflect its estimate of the amounts required for federal and state income taxes in accordance with GAAP.

     (d) Tax Liens. There are no material Tax liens upon any assets of Resources or any of its subsidiaries except liens for Taxes not yet due.

     (e) Withholding Taxes. Resources and each of its subsidiaries have complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Code 1441 through 1464, 3401 thorough 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

     (f) Extensions of Time for Filing Tax Returns. Except as disclosed in Section 4.9(f) of the Resources Disclosure Schedule, neither Resources nor any of its subsidiaries has requested or been granted any extension of time within which to file any Tax Return, which Tax Return has not since been timely filed.

     (g) Waivers of Statute of Limitations. Except as disclosed in Section 4.9(g) of the Resources Disclosure Schedule, neither
Resources nor any of its subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

     (h) Expiration of Statute of Limitations. Except as disclosed in Section 4.9(h) of the Resources Disclosure Schedule, the statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of Resources and each of its subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all tax periods ending before the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against Resources or any of its subsidiaries that has not been resolved and paid in full.

     (i) Audit, Administrative and Court Proceedings. Except as disclosed in Section 4.9(i) of the Resources Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax
Returns of Resources or any of its subsidiaries.

     (j)  Powers of Attorney.  Except as disclosed in Section
4.9(j) of the Resources Disclosure Schedule, no power of attorney currently in force has been granted by Resources or any of its subsidiaries concerning any Tax matter.

     (k) Tax Rulings. Except as disclosed in Section 4.9(k) of the Resources Disclosure Schedule, neither Resources nor any of its subsidiaries has received or requested a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing effect after the Closing Date. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

     (l) Availability of Tax Returns. As soon as practicable after the date hereof, Resources and its subsidiaries will make available to Iowa-Illinois complete and accurate copies, covering all years ending on or after December 31, 1989, of (i) all Tax Returns, and any amendments thereto, filed by Resources or any of its subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by Resources or any of its subsidiaries and (iii) any Tax Ruling or request for a Tax

Ruling applicable to Resources or any of its subsidiaries and any Closing Agreements entered into by Resources or any of its subsidiaries.

     (m)  Tax Sharing Agreements.  Except as disclosed in Section
4.9(m) of the Resources Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist between or among Resources and any of its subsidiaries.

     (n) Code Section 341(f). Neither Resources nor any of its subsidiaries has filed (or will file prior to the Closing) a consent pursuant to Code Section 341(f) or has agreed to have Code Section 341(f)(2) apply to any disposition of a subsection
(f) asset (as that term is defined in Code Section 341(f)(4), owned by Resources or any of its subsidiaries.

     (o) Code Section 168. Except as set forth in Section 4.9(o) of the Resources Disclosure Schedule, no property of Resources or any of its subsidiaries is property that Resources or any such subsidiary or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code Section 168(h).

     (p)  Code Section 481 Adjustments.  Except as set forth in
Section 4.9(p) of the Resources Disclosure Schedule, neither Resources nor any of its subsidiaries is required to include in income for any tax period ending after the date hereof any adjustment pursuant to Code Section 481(a) by reason of a voluntary change in accounting method initiated by Resources or any of its subsidiaries, and to the knowledge of Resources the Internal Revenue Service ("IRS") has not proposed any such adjustment or change in accounting method.

     (q)  Acquisition Indebtedness.  Except as set forth in
Section 4.9(q) of the Resources Disclosure Schedule, no indebtedness of Resources or any of its subsidiaries is "corporate acquisition indebtedness" within the meaning of Code
Section 279(b).

     (r)  Intercompany Transactions.  Except as set forth in
Section 4.9(r) of the Resources Disclosure Schedule, neither Resources nor any of its subsidiaries has engaged in any intercompany transactions within the meaning of Treasury Regulations 1.1502-13 or -14 or Temporary Treasury Regulation
Section 1.1502-13T or -14T for which any income or gain remains unrecognized as of the close of the last taxable year prior to the Closing Date, and no excess loss account within the meaning of Treasury Regulation Sections 1.1502-14, -19 or -32 exists with respect to Resources or any of its subsidiaries.

     (s) Code Section 280G. Except as set forth in Section 4.9(s) of the Resources Disclosure Schedule, neither Resources nor any of its subsidiaries is a party to any agreement, contract, or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of "excess parachute payments" within the meaning of Code Section 280G.

     (t) Consolidated Tax Returns. Neither Resources nor any of its subsidiaries has ever been a member of an affiliated group of corporations (within the meaning of Code Section 1504(a)) filing consolidated returns, other than the affiliated group of which Resources is the common parent.

     (u) NOLs. As of December 31, 1992, Resources and its subsidiaries had net operating loss carryovers available to offset future income as set forth in Section 4.9(u) of the Resources Disclosure Schedule. Section 4.9(u) of the Resources Disclosure Schedule sets forth the amount of and year of expiration of each company's net operating loss carryovers.

     (v) Credit Carryovers. As of December 31, 1992, Resources and its subsidiaries had tax credit carryovers available to offset future tax liability as set forth in Section 4.9(v) of the Resources Disclosure Schedule. Section 4.9(v) of the Resources Disclosure Schedule sets forth the amount and year of expiration of each company's tax credit carryovers.

     (w)  Code Section 338 Elections.  Except as set forth in
Section 4.9(w) of the Resources Disclosure Schedule, no election under Code Section 338 (or any predecessor provision) has been made by or with respect to Resources or any of its subsidiaries or any of their respective assets or properties.

     SECTION 4.10   Employee Matters; ERISA.

     (a) Benefit Plans. As used in this Section 4.10, "Plan" shall mean any employee plan, practice, arrangement (including, without limitation, any employee benefit plan within the meaning of ERISA Section 3(3), employee pension benefit plan, program, arrangement or agreement, any health, medical, welfare, disability, life insurance, bonus, severance pay, and other employee benefit or fringe benefit plan) maintained by or with respect to which Resources has any fixed or contingent, direct or indirect liability; and "Resources Benefit Plan" shall mean any Plan that provides benefits with respect to employees or former employees of Resources or any of its subsidiaries. Section 4.10(a) of the Resources Disclosure Schedule contains a true and complete list of all Plans.

     (b) Contributions. Except as set forth in Section 4.10(b) of the Resources Disclosure Schedule, all material contributions and other payments required to be made by Resources or any of its subsidiaries to any Resources Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such contribution or payment obligation has been reflected in the Resources Financial Statements. Except as set forth in Section 4.10(b) of the Resources Disclosure Schedule, the current value of all accrued benefits under any Resources Benefit Plan which is a defined benefit plan did not, as of the date of the most recent actuarial valuation for such plan, exceed the then current value of the assets of such plan, based on the actuarial assumptions set forth in such valuation for calculating the minimum funding requirements of Code Section 412. Neither Resources nor any entity which is or ever has been considered as a single employer together with Resources or Midwest Power pursuant to Section 414 of the Code contributes or has ever contributed to a multiemployer plan (as defined in Section 3(37) of ERISA) or has any liability under ERISA Section 4203 or Section 4205 in respect of any such plan.

     (c)  Qualification; Compliance.  Except as set forth in
Section 4.10(c) of the Resources Disclosure Schedule, each of the Resources Benefit Plans intended to be "qualified" within the meaning of Code Section 401(a) has been determined by the IRS to be so qualified, and, to the knowledge of Resources and any of its subsidiaries, no circumstances exist that are reasonably expected by Resources or any of its subsidiaries to result in the revocation of any such determination. Resources and each of its subsidiaries is in compliance in all respects with, and each of the Resources Benefit Plans is and has been operated in all respects in compliance with the terms thereof and all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code, except for any violations that would not, or insofar as reasonably can be foreseen, could not, give rise to a Resources Material Adverse Effect. Except as set forth in Section 4.10(c) of the Resources Disclosure Schedule, each Resources Benefit Plan intended to provide for the deferral of income or the reduction of salary or other compen-sation is effective to provide such deferral or reduction.

     (d) Liabilities. With respect to the Plans individually and in the aggregate, there are no actions, suits or claims pending or, to the knowledge of Resources, threatened (other than routine claims for benefits) and no event has occurred, and, to the knowledge of Resources and any of its subsidiaries, as of the date hereof there exists no condition or set of circumstances, that could subject Resources or any of its subsidiaries to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability of any kind whatsoever, whether direct or indirect, contingent, inchoate or otherwise, to any such plan or the Pension Benefit Guaranty Corporation ("PBGC")), or under any indemnity agreement to which Resources or any of its subsidiaries is subject, which liability, excluding liability for benefit claims and funding obligations payable in the ordinary course, would have, or insofar as reasonably can be foreseen, could have, a Resources Material Adverse Effect.

     (e) Welfare Plans. Except as set forth in Section 4.10(e) of the Resources Disclosure Schedule, none of the Resources Benefit Plans that are "welfare plans," within the meaning of
Section 3(1) of ERISA, provides for any benefits payable to or on behalf of any employee or director after termination of employ-ment or service, as the case may be, other than elective continuation required pursuant to Code Section 4980B or coverage which expires at the end of the calendar month following such event, and each such plan that is a "group health plan" (as defined in Code Section 4980B(g)) has been operated in compliance with Code Section 4980B at all times, except for any non-compliance that would not, or insofar as reasonably can be determined could not, give rise to a Resources Material Adverse Effect.

     (f) Documents Made Available. Resources has made available to Iowa-Illinois a true and correct copy of each collective bargaining agreement to which Resources or any of its subsidiaries is a party or under which Resources or any of its subsidiaries has obligations and, with respect to each Resources Benefit Plan, to the extent applicable (i) such plan and summary plan description (including all amendments to each such document), (ii) the most recent annual report filed with the IRS,
(iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such plan, (v) the most recent actuarial report or valuation, and
(vi) all material employee communications.

     (g) Payments Resulting from Mergers. Except as set forth in Section 4.10(g) of the Resources Disclosure Schedule, (i) the announcement or consummation of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from Resources or any of its subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement that would not have been paid without regard to such announcement or consummation or (B) benefit being established or becoming accelerated, vested or payable under any Resources Benefit Plan and (ii) neither Resources nor any of its subsidiaries is a party to (A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee, (B) any consulting contract with any person who prior to entering into such contract was a director or officer of Resources or any of its subsidiaries or
(C) any material plan, agreement, arrangement or understanding similar to the foregoing.

     (h) Labor Agreements. As of the date hereof, except as set forth in Section 4.10(h) of the Resources Disclosure Schedule, neither Resources nor any of its subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the knowledge of Resources and its subsidiaries, as of the date hereof, there is no current union representation question involving employees of Resources or any of its subsidiaries, nor does Resources nor any of its subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the Resources SEC Reports or in Section 4.10(h) of the Resources Disclosure Schedule, (i) there is no unfair labor practice, employment discrimination or other complaint against Resources or any of its subsidiaries pending, or, to the knowledge of Resources or any of its subsidiaries, threatened, which has or reasonably may be expected by Resources or any of its subsid-iaries to have, a Resources Material Adverse Effect, (ii) there is no strike, dispute, slowdown, work stoppage or lockout or other significant labor controversy pending, or, to the knowledge of Resources or any of its subsidiaries, threatened, against or involving Resources or any of its subsidiaries which has or, insofar as reasonably can be foreseen, could have, a Resources Material Adverse Effect and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of Resources or any of its subsidiaries, threatened, in respect of which any director, officer, employee or agent of Resources or any of its subsidiaries is or may be entitled to claim indemnification from Resources or any of its subsidiaries pursuant to their respective articles of incorporation or by-laws. Except as set forth in Section 4.10(h) of the Resources Disclosure Schedule, Resources and its subsidiaries have, to the knowledge of Resources and its subsidiaries, complied in all material respects with all laws relating to the employment of labor, including without limitation any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes, and no person has, to the knowledge of Resources or any of its subsidiaries, asserted that Resources or any of its subsidiaries is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

     SECTION 4.11   Environmental Protection.

     (a) Compliance. Except as set forth in Section 4.11(a) of the Resources Disclosure Schedule, Resources and each of its subsidiaries is in compliance with all applicable Environmental Laws (as hereinafter defined), except where the failure to be in compliance would not have a Resources Material Adverse Effect. Except as set forth in Section 4.11(a) of the Resources Disclosure Schedule, neither Resources nor any of its subsidiaries has received any communication (written or oral) from any person or Governmental Authority that alleges that

Resources or any of its subsidiaries is not in such compliance with applicable Environmental Laws, except where the failure to be in compliance would not have a Resources Material Adverse
Effect.

     (b) Environmental Permits. Except as set forth in Section 4.11(b) of the Resources Disclosure Schedule, Resources and each of its subsidiaries has obtained or has applied for all permits, registrations and governmental authorizations required under any Environmental Law (collectively, the "Environmental Permits") necessary for the construction of its facilities or the conduct of its operations, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Resources and its subsidiaries are in material compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain or be in compliance with such Environmental Permit would not have a Resources Material Adverse Effect.

     (c) Environmental Claims. Except as set forth in Section 4.11(c) of the Resources Disclosure Schedule, to the best knowledge of Resources upon diligent review, there is no Environmental Claim (as hereinafter defined) pending or threatened (i) against Resources or any of its subsidiaries or any of their joint ventures, (ii) against any person or entity whose liability for any Environmental Claim Resources or any of its subsidiaries or any of their joint ventures has or may have retained or assumed either contractually or by operation of law or (iii) against any real or personal property or operations which Resources or any of its subsidiaries or any of their joint ventures owns, leases or manages, in whole or in part, which, if adversely determined, would have in the aggregate a Resources Material Adverse Effect.

     (d) Releases. Except as set forth in Section 4.11(c) of the Resources Disclosure Schedule or Section 4.11(d) of the Resources Disclosure Schedule, Resources and each of its subsidiaries has no knowledge of any Releases (as hereinafter defined) of any Hazardous Material (as hereinafter defined) that would be reasonably likely to form the basis of any Environmental Claim against Resources or any of its subsidiaries or any of their joint ventures, or against any person or entity whose liability for any Environmental Claim Resources or any of its subsidiaries or any of their joint ventures has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials, the liability for which would not have, in the aggregate, a Resources Material Adverse Effect.

     (e) Predecessors. Except as set forth in Section 4.11(e) of the Resources Disclosure Schedule, neither Resources nor any of its subsidiaries has knowledge, with respect to any predecessor of Resources or any of its subsidiaries or any of their joint ventures, of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim, which would have, or which Resources or any of its subsidiaries reasonably believes would have, a Resources Material Adverse Effect.

     (f) Disclosure. Resources has disclosed to Iowa-Illinois all material facts which Resources or any of its subsidiaries reasonably believes form the basis of a Resources Material Adverse Effect arising from (i) the cost to Resources or any of its subsidiaries of pollution control equipment (including, without limitation, upgrades and other modifications to existing equipment) currently required or known to be required in the future; (ii) current costs to Resources or any of its subsid-iaries of remediation or costs to Resources or any of its subsidiaries of remediation known to be required in the future; or (iii) any other environmental matter affecting Resources or any of its subsidiaries which would have, or which Resources or any of its subsidiaries reasonably believes would have, a Resources Material Adverse Effect.

     (g)  As used in this Agreement:

          (i) "Environmental Claim" means any and all adminis-trative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, govern-mental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by Resources or any of its subsidiaries or any of their joint ventures (for purposes of this Section 4.11), or by Iowa-Illinois or any of its subsidiaries or any of their joint ventures (for purposes of Section 5.11); or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

          (ii) "Environmental Laws" means all federal, state and local statutes, regulations, ordinances and regulatory common law or equitable doctrine relating to pollution control or protection of the environment, human health or safety (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          (iii) "Hazardous Materials" means: (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs"); and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which Resources or any of its subsidiaries or any of their joint ventures operates (for purposes of this Section 4.11) or in which Iowa-Illinois or any of its subsidiaries or any of their joint ventures operates (for purposes of Section 5.11).

          (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

     SECTION 4.12 Regulation as a Utility. Midwest Power is regulated as a public utility in the States of Iowa, South Dakota and Nebraska. Except as set forth in the preceding sentence, neither Resources nor any "subsidiary company" or "affiliate" of Resources is subject to regulation as a public utility or public service company (or similar designation) by a state in the United States or any foreign country. As used in this Section 4.12 and in Section 5.12, the terms "subsidiary company" and "affiliate" shall have the respective meanings ascribed to them in the 1935 Act. Resources is an exempt holding company under Section 3(a)(1) of the 1935 Act.

     SECTION 4.13 Vote Required. The approval by the holders of a majority of the votes entitled to be cast by all holders of outstanding shares of (i) Resources Common Stock, voting as a single class ("Resources Shareholders' Approval"), and (ii) Midwest Power Preferred Stock, voting as a single class, Midwest Power Common Stock, voting as a single class, and Midwest Power Common Stock and Midwest Power Preferred Stock, voting together as a single class (collectively, "Midwest Power Shareholders'

Approval") are the only votes of the holders of any class or series of the capital stock of Resources or Midwest Power required to approve this Agreement and the transactions contemplated hereby.

     SECTION 4.14 Accounting Matters. Neither Resources, Midwest Power nor, to their knowledge, any of their affiliates has taken or agreed to take any action that would prevent the Company from accounting for the Merger as a pooling of interests in accordance with GAAP and applicable SEC regulations. As used in this Agreement, the term "affiliate," except where otherwise defined herein, shall mean, as to any person, any other person which directly or indirectly controls, or is under common control with, or is controlled by, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interest, by contract or otherwise).

     SECTION 4.15 Opinion of Financial Advisor. Resources has received the opinion of PaineWebber Incorporated on July 26, 1994, to the effect that, as of July 26, 1994, the Resources Conversion Ratio and the consideration to be received by the holders of Resources Common Stock is fair from a financial point of view to the holders of Resources Common Stock.

     SECTION 4.16   Insurance.  Except as set forth in Section
4.16 of the Resources Disclosure Schedule, Resources and each of its subsidiaries is, and has been continuously since January 1, 1989, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by Resources and its subsidiaries during such time period. Except as set forth in
Schedule 4.16 of the Resources Disclosure Schedule, neither Resources nor any of its subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Resources or any of its subsidiaries. The insurance policies of Resources and each of its subsidiaries are valid and enforceable policies.

     SECTION 4.17 Ownership of Iowa-Illinois Capital Stock. Resources does not "beneficially own" (as such term is defined in Rule 13d-3 under the Exchange Act) any shares of Iowa-Illinois Common Stock, Iowa-Illinois Preferred Stock or Iowa-Illinois Preference Stock.

                           ARTICLE V

        REPRESENTATIONS AND WARRANTIES OF IOWA-ILLINOIS

     Iowa-Illinois represents and warrants to Resources and Midwest Power as follows:

     SECTION 5.1 Organization and Qualification. Iowa-Illinois and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite power and authority, and has been duly authorized by all necessary regula-tory approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), prospects or the results of operations of Iowa-Illinois and its subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement (any such material adverse effect being herein-after referred to as an "Iowa-Illinois Material Adverse Effect").

     SECTION 5.2 Subsidiaries. Section 5.2 of the Iowa-Illinois Disclosure Schedule (as defined in Section 7.6(a)(ii)) sets forth a description as of the date hereof of all subsid-iaries of Iowa-Illinois and their joint ventures, including the name of each such entity, a brief description of the principal line or lines of business conducted by each such entity and the interest of Iowa-Illinois and its subsidiaries therein. Except as set forth in Section 5.2 of the Iowa-Illinois Disclosure Schedule, none of such entities is a "holding company," a "subsidiary company" of a holding company or an "affiliate" of a holding company within the meaning of Section 2(a)(7), 2(a)(8) or 2(a)(11) of the 1935 Act, respectively. Except as set forth in
Section 5.2 of the Iowa-Illinois Disclosure Schedule, all of the issued and outstanding shares of capital stock of each subsidiary of Iowa-Illinois are validly issued, fully paid, nonassessable and free of preemptive rights, are owned directly or indirectly by Iowa-Illinois free and clear of any Liens, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restric-tions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Iowa-Illinois or any subsidiary of Iowa-Illinois to issue, deliver or sell, or cause to be issued, delivered or sold, shares of the capital stock of any subsidiary of Iowa-Illinois or obligating Iowa-Illinois or any of its subsidiaries to grant, extend or enter into any such agreement or commitment.

     SECTION 5.3 Capitalization. (a) The authorized capital stock of Iowa-Illinois consists of 80,000,000 shares of Iowa-Illinois Common Stock, 400,000 shares of Iowa-Illinois Preferred Stock, and 2,386,250 shares of Iowa-Illinois Preference Stock.
As of the close of business on July 22, 1994, (i) 29,491,416 shares of Iowa-Illinois Common Stock were issued and outstanding,
(ii) 198,288 shares of Iowa-Illinois Preferred Stock were issued and outstanding and 500,000 shares of Iowa-Illinois Preference Stock were issued and outstanding; Section 5.3 of the Iowa-Illinois Disclosure Schedule lists the numbers of shares of each Series of Iowa-Illinois Preferred Stock and Iowa-Illinois Preference Stock outstanding on the date hereof. All of the issued and outstanding shares of the capital stock of Iowa-Illinois are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 5.3 of the Iowa-Illinois Disclosure Schedule, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Iowa-Illinois or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, shares of the capital stock of Iowa-Illinois or obligating Iowa-Illinois or any of its subsidiaries to grant, extend or enter into any such agreement or commitment other than under the Iowa-Illinois Dividend Reinvestment Plan, Iowa-Illinois Key Employee Performance Plan or the Iowa-Illinois Shareholders Rights Agreement dated as of February 25, 1992 ("Iowa-Illinois Shareholders Rights Plan").

     (b) No Change in Capital Structure. There has been no material change in the information set forth in Section 5.3(a) between the close of business on July 22, 1994, and the date hereof.


     SECTION 5.4    Authority; Non-Contravention; Statutory
                    Approvals; Compliance.

     (a) Authority. Iowa-Illinois has all requisite power and authority to enter into this Agreement and, subject to the applicable Iowa-Illinois Shareholders' Approval (as defined in
Section 5.13) and the applicable Iowa-Illinois Required Statutory Approvals (as defined in clause (c) below), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Iowa-Illinois of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Iowa-Illinois, subject to obtaining the applicable Iowa-Illinois Shareholders' Approval. This Agreement has been duly and validly executed and delivered by Iowa-Illinois and, assuming the due authorization, execution and delivery hereof by Resources and Midwest Power, constitutes a valid and binding obligation of Iowa-Illinois enforceable against it in accordance with its terms.

     (b) Non-Contravention. Except as set forth in Section 5.4(b) of the Iowa-Illinois Disclosure Schedule, the execution and delivery of this Agreement by Iowa-Illinois does not, and, subject to obtaining the Iowa-Illinois Required Statutory Approvals, the Iowa-Illinois Shareholders' Approval and the third-party consents set forth in Section 5.4(b) of the Iowa-Illinois Disclosure Schedule ("Iowa-Illinois Required Consents"), the consummation of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in any Violation by Iowa-Illinois or any of its subsidiaries or any of their joint ventures pursuant to, any provisions of (i) the articles of incorporation, by-laws or similar governing documents of Iowa-Illinois or any of its subsidiaries or of any of their joint ventures, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Iowa-Illinois or any of its subsidiaries or any of their joint ventures, or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Iowa-Illinois or any of its subsidiaries or any of their joint ventures is now a party or by which they or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and
(iii) such Violations as would not, in the aggregate, have an Iowa-Illinois Material Adverse Effect.

     (c) Statutory Approvals. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Iowa-Illinois or the consummation by Iowa-Illinois of the transactions contemplated hereby, the failure of which to obtain, make or give would have, in the aggregate, an Iowa-Illinois Material Adverse Effect, except as described in Section 5.4(c) of the Iowa-Illinois Disclosure Schedule ("Iowa-Illinois Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such Iowa-Illinois Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

     (d)  Compliance.  Except as set forth in Sections 5.4(d) or
5.11 of the Iowa-Illinois Disclosure Schedule, or as disclosed in the Iowa-Illinois SEC Reports (as defined in Section 5.5), neither Iowa-Illinois nor any of its subsidiaries nor, to the knowledge of Iowa-Illinois or any of its subsidiaries, any of their joint ventures, is in violation of, or is under investigation with respect to or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations which in the aggregate do not, and insofar as can reasonably be foreseen will not, have an Iowa-Illinois Material Adverse Effect. Except as set forth in Sections 5.4(d) or 5.11 of the Iowa-Illinois Disclosure Schedule, Iowa-Illinois and each of its subsidiaries and each of their joint ventures has all Permits necessary to conduct their businesses as presently conducted except those which the failure to obtain in the aggregate do not, and insofar as reasonably can be foreseen will not, have an Iowa-Illinois Material Adverse Effect. Except as set forth in Section 5.4(d) of the Iowa-Illinois Disclosure Schedule, or as disclosed in the Iowa-Illinois SEC Reports, neither Iowa-Illinois nor any of its subsidiaries nor, to the knowledge of Iowa-Illinois, any of their joint ventures, is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) the articles of incorporation, by-laws or similar governing documents of Iowa-Illinois or such subsidiary or joint venture or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which Iowa-Illinois or such subsidiary or joint venture is a party or by which it is bound or to which any of its property is subject, except in the case of clause (ii) above, for breaches, violations and defaults which in the aggregate do not, and insofar as reasonably can be foreseen will not, have an Iowa-Illinois Material Adverse Effect.

     SECTION 5.5 Reports and Financial Statements. The filings required to be made by Iowa-Illinois and each of its subsidiaries under the Securities Act, the Exchange Act, applicable Iowa and Illinois public utility laws and regulations, the Power Act, the 1935 Act and the Atomic Energy Act have been filed with the SEC, the appropriate Iowa and Illinois public utility commissions, the FERC or the Nuclear Regulatory Commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Iowa-Illinois has made available to Resources a true and complete copy of each report, schedule, registration statement and definitive proxy statement and all amendments thereto filed by Iowa-Illinois with the SEC since January 1, 1991 (as such documents have since the time of their filing been amended, the "Iowa-Illinois SEC Reports"). As of their respective dates, the Iowa-Illinois SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Iowa-Illinois included in the Iowa-Illinois SEC Reports ("Iowa-Illinois Financial Statements") have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q under the Exchange Act) and fairly present the financial position of Iowa-Illinois as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim finan-cial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the Articles of Incorporation and by-laws of Iowa-Illinois, as in effect on the date hereof, are included (or incorporated by reference) in the Iowa-Illinois SEC Reports.

     SECTION 5.6 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

     (a) Absence of Certain Changes or Events. Except as set forth in the Iowa-Illinois SEC Reports or Section 5.6 of the Iowa-Illinois Disclosure Schedule, since December 31, 1993, Iowa-Illinois and each of its subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and there has not been any Iowa-Illinois Material Adverse Effect, and no fact or condition exists which would have, or, insofar as reasonably can be foreseen, could have, an Iowa-Illinois Material Adverse Effect.

     (b) Absence of Undisclosed Liabilities. Neither Iowa-Illinois nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies which are accrued or reserved against in the consolidated financial statements of Iowa-Illinois or reflected in the notes thereto for the year ended December 31, 1993, or which were incurred after December 31, 1993 in the ordinary course of business and would not, in the aggregate, have an Iowa-Illinois Material Adverse Effect.

     SECTION 5.7 Litigation. Except as disclosed in the Iowa-Illinois SEC Reports or as set forth in Sections 5.7 or 5.11 of the Iowa-Illinois Disclosure Schedule, (i) there are no claims, suits, actions or proceedings, pending or, to the knowledge of Iowa-Illinois or its subsidiaries, threatened, nor are there, to the knowledge of Iowa-Illinois, any investigations or reviews pending or threatened against, relating to or affecting Iowa-Illinois or any of its subsidiaries or any of their joint ventures, (ii) there have not been any material developments since December 31, 1993 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews and (iii) there are no judgments, decrees, injunctions, rules or orders of any Governmental Authority or any arbitrator applicable to Iowa-Illinois or any of its subsidiaries or any of their joint ventures, which, when taken together with any other nondisclosures described in clause (i), (ii) or (iii), would, or insofar as reasonably can be foreseen could, have an Iowa-Illinois Material Adverse Effect.

     SECTION 5.8 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of Iowa-Illinois for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement will, at the date mailed to shareholders of Resources, Midwest Power and Iowa-Illinois and at the times of the meetings of such shareholders to be held in connection with the Merger, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Joint Proxy Statement will comply as to form in all material respects with the provisions of applicable federal securities law.

     SECTION 5.9    Tax Matters.

     (a)  Filing of Timely Tax Returns.  Except as set forth in
Section 5.9(a) of the Iowa-Illinois Disclosure Schedule, Iowa-Illinois and each of its subsidiaries have filed or will file all Tax Returns required to be filed by each of them under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis.

     (b) Payment of Taxes. Iowa-Illinois and each of its subsidiaries have, within the time and in the matter prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

     (c) Tax Reserves. Iowa-Illinois and each of its subsidiaries have established (and until the Closing Date will maintain) on their books and records liabilities which adequately reflect its estimate of amounts required for federal and state income taxes in accordance with GAAP.

     (d) Tax Liens. There are no material Tax liens upon any assets of Iowa-Illinois or any of its subsidiaries except liens for Taxes not yet due.

     (e) Withholding Taxes. Iowa-Illinois and each of its subsidiaries have complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Code Section 2 Section 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

     (f) Extensions of Time for Filing Tax Returns. Except as set forth in Section 5.9(f) of the Iowa-Illinois Disclosure Schedule, neither Iowa-Illinois nor any of its subsidiaries has requested or been granted any extension of time within which to file any Tax Return, which Tax Return has not since been timely filed.

     (g) Waivers of Statute of Limitations. Except as set forth in Section 5.9(g) of the Iowa-Illinois Disclosure Schedule, neither Iowa-Illinois nor any of its subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

     (h) Expiration of Statute of Limitations. Except as set forth in Section 5.9(h) of the Iowa-Illinois Disclosure Schedule, the statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of Iowa-Illinois and each of its subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all tax periods ended before the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against Iowa-Illinois or any of its subsidiaries that has not been resolved and paid in full.

     (i) Audit, Administrative and Court Proceedings. Except as set forth in Section 5.9(i) of the Iowa-Illinois Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Iowa-Illinois or any of its subsidiaries.

     (j)  Powers of Attorney.  Except as set forth in Section
5.9(j) of the Iowa-Illinois Disclosure Schedule, no power of attorney currently in force has been granted by Iowa-Illinois or any of its subsidiaries concerning any Tax matter.

     (k) Tax Rulings. Except as set forth in Section 5.9(k) of the Iowa-Illinois Disclosure Schedule, neither Iowa-Illinois nor any of its subsidiaries has received or requested a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing effect after the Closing Date.

     (l) Availability of Tax Returns. As soon as practicable after the date hereof, Iowa-Illinois and its subsidiaries will make available to Resources and Midwest Power complete and accurate copies, covering all years ending on or after December 31, 1989, of (i) all Tax Returns, and any amendments thereto, filed by Iowa-Illinois or any of its subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by Iowa-Illinois or any of its subsidiaries and
(iii) any Tax Ruling or request for a Tax Ruling applicable to Iowa-Illinois or any of its subsidiaries and any Closing Agreements entered into by Iowa-Illinois or any of its subsidiaries.

     (m)  Tax Sharing Agreements.  Except as disclosed in Section
5.9(m) of the Iowa-Illinois Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist between or among Iowa-Illinois and any of its subsidiaries.

     (n) Code Section 341(f). Neither Iowa-Illinois nor any of its subsidiaries has filed (or will file prior to the Closing) a consent pursuant to Code Section 341(f) or has agreed to have Code Section 341(f)(2) apply to any disposition of a subsection
(f) asset (as that term is defined in Code Section 341(f)(4)) owned by Iowa-Illinois or any of its subsidiaries.

     (o) Code Section 168. Except as set forth in Section 5.9(o) of the Iowa-Illinois Disclosure Schedule, no property of Iowa-Illinois or any of its subsidiaries is property that Iowa-Illinois or any such subsidiary or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code Section 168(h).

     (p)  Code Section 481 Adjustments.  Except as set forth in
Section 5.9(p) of the Iowa-Illinois Disclosure Schedule, neither Iowa-Illinois nor any of its subsidiaries is required to include in income for any tax period ending after the date hereof any adjustment pursuant to Code Section 481(a) by reason of a voluntary change in accounting method initiated by Iowa-Illinois or any of its subsidiaries, and to the knowledge of Iowa-Illinois, the IRS has not proposed any such adjustment or change in accounting method.

     (q)  Acquisition Indebtedness.  Except as set forth in
Section 5.9(q) of the Iowa-Illinois Disclosure Schedule, no indebtedness of Iowa-Illinois or any of its subsidiaries is "corporate acquisition indebtedness" within the meaning of Code
Section 279(b).

     (r)  Intercompany Transactions.  Except as set forth in
Section 5.9(r) of the Iowa-Illinois Disclosure Schedule, neither Iowa-Illinois nor any of its subsidiaries has engaged in any intercompany transactions within the meaning of Treasury Regulations 1.1502-13 or - 14 or Temporary Treasury Regulation
Section 1.502-13T or -14T for which any income or gain remains unrecognized as of the close of the last taxable year prior to the Closing Date and no excess loss account within the meaning of Treasury Regulation Section 1.502-14, -19 or -32 exists with respect to Iowa-Illinois or any of its subsidiaries.

     (s) Code Section 280G. Except as set forth in Section 5.9(s) of the Iowa-Illinois Disclosure Schedule, neither Iowa-Illinois nor any of its subsidiaries is a party to any agreement, contract, or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of the Code Section 280G.

     (t) Consolidated Tax Returns. Neither Iowa-Illinois nor any of its subsidiaries has ever been a member of an affiliated group of corporations (within the meaning of Code Section 1504(a)) filing consolidated returns, other than the affiliated group of which Iowa-Illinois is the common parent.

     (u) NOLs. As of December 31, 1992, Iowa-Illinois and its subsidiaries had net operating loss carryovers available to offset future income as set forth in Section 5.9(u) of the Iowa-Illinois Disclosure Schedule. Section 5.9(u) of the Iowa-Illinois Disclosure Schedule sets forth the amount of and year of expiration of each company's net operating loss carryovers.

     (v) Credit Carryovers. As of December 31, 1992, Iowa-Illinois and its subsidiaries had tax credit carryovers available to offset future tax liability as set forth in Section 5.9(v) of the Iowa-Illinois Disclosure Schedule. Section 5.9(v) of the Iowa-Illinois Disclosure Schedule sets forth the amount and year of expiration of each company's tax credit carryovers.

     (w)  Code Section 338 Elections.  Except as set forth in
Section 5.9(w) of the Iowa-Illinois Disclosure Schedule, no election under Code Section 338 (or any predecessor provision) has been made by or with respect to Iowa-Illinois or any of its subsidiaries or any of their respective assets or properties.

     SECTION 5.10   Employee Matters; ERISA.

     (a) Benefit Plans. As used in this Section 5.10, "Plan" shall mean any employee plan, practice, arrangement (including, without limitation, any employee benefit plan within the meaning of ERISA Section 3(3), employee pension benefit plan, program, arrangement or agreement, any health, medical, welfare, disability, life insurance, bonus, severance pay, and other employee benefit or fringe benefit plan) maintained by or with respect to which Iowa-Illinois has any fixed or contingent, direct or indirect liability; and "Iowa-Illinois Benefit Plan" shall mean any Plan that provides benefits with respect to employees or former employees of Iowa-Illinois or any of its subsidiaries. Section 5.10(a) of the Iowa-Illinois Disclosure Schedule contains a true and complete list of all Plans.

     (b) Contributions. Except as set forth in Section 5.10(b) of the Iowa-Illinois Disclosure Schedule, all material contributions and other payments required to be made by Iowa-Illinois or any of its subsidiaries to any Iowa-Illinois Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such contribution obligation has been reflected in the Iowa-Illinois Financial Statements. Except as set forth in Section 5.10(b) of the Iowa-Illinois Disclosure Schedule, the current value of all accrued benefits under any Iowa-Illinois Benefit Plan which is a defined benefit plan did not, as of the date of the most recent actuarial valuation for such plan, exceed the then current value of the assets of such plan, based on the actuarial assumptions set forth in such valuation for calculating the minimum funding requirements of Code Section 412. Neither Iowa-Illinois nor any entity which is or ever has been considered as a single employer together with Iowa-Illinois pursuant to Section 414 of the Code contributes or has ever contributed to a multiemployer plan (as defined in Section 3(37) of ERISA)or has any liability under ERISA Section 4203 or Section 4205 in respect of any such Plan.

     (c)  Qualification; Compliance.  Except as set forth in
Section 5.10(c) of the Iowa-Illinois Disclosure Schedule, each of the Iowa-Illinois Benefit Plans intended to be "qualified" within the meaning of Code Section 401(a) has been determined by the IRS to be so qualified, and, to the knowledge of Iowa-Illinois and any of its subsidiaries, no circumstances exist that are reasonably expected by Iowa-Illinois or any of its subsidiaries to result in the revocation of any such determination. Iowa-Illinois and each of its subsidiaries is in compliance in all respects with, and each Iowa-Illinois Benefit Plan is and has been operated in all respects in compliance with the terms thereof and all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code, except for any violations that would not, or insofar as can reasonably be foreseen, could not give rise to an Iowa-Illinois Material Adverse Effect. Except as set forth in Section 5.10(c) of the Iowa-Illinois Disclosure Schedule, each Iowa-Illinois Benefit Plan intended to provide for the deferral of income or the reduction of salary or other compensation is effective to provide such deferral or reduction.

     (d) Liabilities. Except with respect to the Iowa-Illinois Severance Plan, the Iowa-Illinois Supplemental Retirement Plan for Designated Officers, the Iowa-Illinois Key Employee Sustained Performance Plan, the Iowa-Illinois Compensation Deferral Plan for Designated Officers and the Iowa-Illinois Compensation Deferral Plan for Key Executives, there are no actions, suits or claims pending or, to the knowledge of Iowa-Illinois, threatened (other than routine claims for benefits) and no event has occurred with respect to the Plans individually and in the aggregate, and, to the knowledge of Iowa-Illinois and any of its subsidiaries, as of the date hereof there exists no condition or set of circumstances, that could subject Iowa-Illinois or any of its subsidiaries to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability of any kind whatsoever, whether direct or indirect, contingent, inchoate or otherwise, to any such plan or the PBGC), or under any indemnity agreement to which Iowa-Illinois or any of its subsidiaries is subject, which liability, excluding liability for benefit claims and funding obligations payable in the ordinary course, would have, or insofar as reasonably can be foreseen, could have, an Iowa-Illinois Material Adverse Effect.

     (e) Welfare Plans. Except as set forth in Section 5.10(e) of the Iowa-Illinois Disclosure Schedule, none of the Iowa-Illinois Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provides for any benefits payable to or on behalf of any employee or director after termination of employment or service, as the case may be, other than elective continuation required pursuant to Code Section 4980B or coverage which expires at the end of the calendar month following such event, and each such plan that is a "group health plan" (as defined in Code Section 4980B(g)) has been operated in compliance with Code Section 4980B at all times, except for any non-compliance that would not, or insofar as reasonably can be determined could not, give rise to an Iowa-Illinois Material Adverse Effect.

     (f) Documents Made Available. Iowa-Illinois has made available to Resources a true and correct copy of each collective bargaining agreement to which Iowa-Illinois or any of its subsidiaries is a party or under which Iowa-Illinois or any of its subsidiaries has obligations, and with respect to each Iowa-Illinois Benefit Plan, to the extent applicable (i) such plan and summary plan description (including all amendments to each such document), (ii) the most recent annual report filed with the IRS,
(iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such plan, (v) the most recent actuarial report or valuation and
(vi) all material employee communications.

     (g) Payments Resulting from Mergers. Except as set forth in Section 5.10(g) of the Iowa-Illinois Disclosure Schedule, (i) the announcement or consummation of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from Iowa-Illinois or any of its subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement that would not have been paid without regard to such announcement or consummation or (B) benefit established or becoming accelerated, vested or payable under any Iowa-Illinois Benefit Plan and (ii) neither Iowa-Illinois nor any of its subsidiaries is a party to
(A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee, (B) any consulting contract with any person who prior to entering into such contract was a director or officer of Iowa-Illinois or any of its subsidiaries or (C) any material plan, agreement, arrangement or understanding similar to any of the foregoing.

     (h) Labor Agreements. As of the date hereof, except as set forth in Section 5.10(h) of the Iowa-Illinois Disclosure Schedule, neither Iowa-Illinois nor any of its subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the knowledge of Iowa-Illinois and any of its subsidiaries, as of the date hereof, except as set forth in Section 5.10(h) of the Iowa-Illinois Disclosure Statement, there is no current union representation question involving employees of Iowa-Illinois or any of its subsidiaries, nor does Iowa-Illinois know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the Iowa-Illinois SEC Reports or in Section 5.10(h) of the Iowa-Illinois Disclosure Schedule,
(i) there is no unfair labor practice, employment discrimination or other complaint against Iowa-Illinois or any of its subsidiaries pending, or, to the knowledge of Iowa-Illinois or any of its subsidiaries, threatened, which has or reasonably may be expected by Iowa-Illinois or any of its subsidiaries to have an Iowa-Illinois Material Adverse Effect, (ii) there is no strike, dispute, slowdown, work stoppage or lockout or other significant labor controversy, pending, or, to the knowledge of Iowa-Illinois or any of its subsidiaries, threatened, against or involving Iowa-Illinois or any of its subsidiaries which has or, insofar as reasonably can be foreseen, could have, an Iowa-Illinois Material Adverse Effect and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of Iowa-Illinois or any of its subsidiaries, threatened, in respect of which any director, officer, employee or agent of Iowa-Illinois or any of its subsidiaries is or may be entitled to claim indemnification from Iowa-Illinois or any of its subsidiaries pursuant to their respective charters or by-laws. Except as set forth in Section 5.10(h) of the Iowa-Illinois Disclosure Schedule, Iowa-Illinois and its subsidiaries have, to the knowledge of Iowa-Illinois and its subsidiaries, complied in all material respects with all laws relating to the employment of labor, including without limitation any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes, and no person has, to the knowledge of Iowa-Illinois or any of its subsidiaries, asserted that Iowa-Illinois or any of its subsidiaries is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

     SECTION 5.11   Environmental Protection.

     (a) Compliance. Except as set forth in Section 5.11(a) of the Iowa-Illinois Disclosure Schedule, Iowa-Illinois and each of its subsidiaries is in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not have an Iowa-Illinois Material Adverse Effect. Except as set forth in Section 5.11(a) of the Iowa-Illinois Disclosure Schedule, neither Iowa-Illinois nor any of its subsidiaries has received any communication (written or oral) from any person or Governmental Authority, that alleges that Iowa-Illinois or any of its subsidiaries is not in such compliance with applicable Environmental Laws, except where the failure to be in compliance would not have an Iowa-Illinois Material Adverse Effect.

     (b) Environmental Permits. Except as set forth in Section 5.11(b) of the Iowa-Illinois Disclosure Schedule, Iowa-Illinois and each of its subsidiaries has obtained or has applied for all Environmental Permits necessary for the construction of its facilities or the conduct of its operations, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Iowa-Illinois and its subsidiaries are in material compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain or be in compliance with the Environmental Permit would not have an Iowa-Illinois Material Adverse Effect.

     (c) Environmental Claims. Except as set forth in Section 5.11(c) of the Iowa-Illinois Disclosure Schedule, to the best knowledge of Iowa-Illinois and each of its subsidiaries upon diligent review, there is no Environmental Claim pending or threatened (i) against Iowa-Illinois or any of its subsidiaries or any of their joint ventures, (ii) against any person or entity whose liability for any Environmental Claim Iowa-Illinois or any of its subsidiaries or any of their joint ventures has or may have retained or assumed either contractually or by operation of law or (iii) against any real or personal property or operations which Iowa-Illinois or any of its subsidiaries or any of their joint ventures owns, leases or manages, in whole or in part, which if adversely determined, would have in the aggregate an Iowa-Illinois Material Adverse Effect.

     (d) Releases. Except as set forth in Section 5.11(c) of the Iowa-Illinois Disclosure Schedule or Section 5.11(d) of the

Iowa-Illinois Disclosure Schedule, Iowa-Illinois and each of its subsidiaries has no knowledge of any Releases of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against Iowa-Illinois or any of its subsidiaries or any of their joint ventures, or against any person or entity whose liability for any Environmental Claim Iowa-Illinois or any of its subsidiaries or any of their joint ventures has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials, the liability for which would not have, in the aggregate, an Iowa-Illinois Material Adverse Effect.

     (e) Predecessors. Except as set forth in Section 5.11(e) of the Iowa-Illinois Disclosure Schedule, neither Iowa-Illinois nor any of its subsidiaries has knowledge, with respect to any predecessor of Iowa-Illinois or any of its subsidiaries or any of their joint ventures, of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim, which would have, or which Iowa-Illinois or any of its subsidiaries reasonably believes would have, an Iowa-Illinois Material Adverse Effect.

     (f) Disclosure. Iowa-Illinois has disclosed to Resources all material facts which Iowa-Illinois reasonably believes form the basis of an Iowa-Illinois Material Adverse Effect arising from (i) the cost of Iowa-Illinois pollution control equipment (including, without limitation, upgrades and other modifications to existing equipment) currently required or known to be required in the future; (ii) current Iowa-Illinois remediation costs or Iowa-Illinois remediation costs known to be required in the future; or (iii) any other environmental matter affecting Iowa-Illinois which would have, or which Iowa-Illinois or any of its subsidiaries reasonably believes would have, an Iowa-Illinois Material Adverse Effect.

     SECTION 5.12 Regulation as a Utility. Iowa-Illinois is regulated as a public utility in the States of Iowa and Illinois and in no other state. Neither Iowa-Illinois nor any "subsidiary company" or "affiliate" of Iowa-Illinois is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country. Iowa-Illinois is not a holding company under the 1935 Act.

     SECTION 5.13 Vote Required. The approval by the holders of two-thirds of the votes entitled to be cast by all holders of outstanding shares of (i) Iowa-Illinois Preferred Stock, voting as a single class, (ii) Iowa-Illinois Preference Stock, voting as a single class, (iii) Iowa-Illinois Common Stock, voting as a single class, and (iv) Iowa-Illinois Preferred Stock, Iowa-Illinois Preference Stock and Iowa-Illinois Common Stock, voting together as a single class (collectively, "Iowa-Illinois

Shareholders' Approval") are the only votes of holders of any class or series of the capital stock of Iowa-Illinois required to approve this Agreement and the transactions contemplated hereby.

     SECTION 5.14 Accounting Matters. Neither Iowa-Illinois nor, to its knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Company from accounting for the Merger as a pooling of interests in accordance with GAAP and applicable SEC regulations.

     SECTION 5.15 Opinion of Financial Advisor. Iowa-Illinois has received the opinion of Dillon, Read & Co. Inc. on July 26, 1994, to the effect that, as of July 26, 1994, the Iowa-Illinois Conversion Ratio and consideration to be received by the holders of the Iowa-Illinois Common Stock is fair from a financial point of view to the holders of Iowa-Illinois Common Stock.

     SECTION 5.16   Insurance.  Except as set forth on Section
5.16 of the Iowa-Illinois Disclosure Schedule, Iowa-Illinois and each of its subsidiaries is, and has been continuously since January 1, 1989, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by Iowa-Illinois and its subsidiaries during such time period. Except as set forth on Schedule 5.16 of the Iowa-Illinois Disclosure Schedule, neither Iowa-Illinois nor any of its subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Iowa-Illinois or any of its subsidiaries. The insurance policies of Iowa-Illinois and each of its subsidiaries are valid and enforceable policies.

     SECTION 5.17   Ownership of Resources Common Stock.  Iowa-
Illinois does not "beneficially own" (as such term is defined in Rule 13d-3 under the Exchange Act) any shares of Resources Common
Stock.


                            ARTICLE VI

              CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 6.1 Covenants of the Parties. From and after the date hereof, and prior to the Effective Time or earlier termination of this Agreement, Resources and Iowa-Illinois each agrees as to itself and its subsidiaries, except as expressly contemplated or permitted in this Agreement, or to the extent the other parties hereto shall otherwise consent in writing:

     (a) Ordinary Course of Business. Each party hereto shall, and shall cause its respective subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of workforce needs and ongoing or planned programs relating to downsizing, re-engineering and similar matters, keep available the services of their present officers and employees to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time.

     (b) Dividends. No party shall, nor shall any party permit any of its subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than (A) to such party or its wholly-owned subsid-iaries, (B) dividends on Midwest Power Common Stock held by Resources, (C) dividends required to be paid on any series of Iowa-Illinois Preferred Stock, Iowa-Illinois Preference Stock or Midwest Power Preferred Stock in accordance with the respective terms thereof, (D) regular quarterly dividends on Resources Common Stock with usual record and payment dates not in excess of 100% of the average quarterly dividend for the four quarterly dividend payments immediately preceding the date hereof with respect thereto and (E) regular quarterly dividends on Iowa-Illinois Common Stock with usual record and payment dates not in excess of 100% of the average quarterly dividend for the four quarterly dividend payments immediately preceding the date hereof with respect thereto; (ii) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; or (iii) redeem, repurchase or otherwise acquire any shares of their capital stock other than redemptions, repurchases and other acquisitions of shares of capital stock in the ordinary course of business including, without limitation, repurchases, redemptions and other acquisitions in connection with employee benefit plans or in accordance with the terms of securities issued and outstanding on the date hereof or hereafter issued in accordance with Section 6.1(c).

     (c)  Issuance of Securities.  Except as described on
Schedule 6.1(c) of the Resources and Iowa-Illinois Disclosure Schedules, no party shall, nor shall any party permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than (i) the issuance of common stock or stock appreciation or similar rights, as the case may be, pursuant to (x) the Iowa-Illinois Dividend Reinvestment and Share Purchase Plan, the Iowa-Illinois Key Employee Sustained Performance Plan or the Iowa-Illinois Shareholders Rights Plan, and (y) Resources Dividend Reinvestment and Stock Purchase Plan, Resources Employee Stock Purchase Plan, Midwest Power 401(k) Plan for Salaried

Employees or Midwest Power 401(k) Plan for Bargaining Employees, in each case consistent in kind and amount with past practice and in the ordinary course of business under such plans in accordance with their present terms, (ii) issuances by a wholly-owned subsidiary of its capital stock to its parent, (iii) issuance and reservation of the Iowa-Illinois Common Stock pursuant to the Iowa-Illinois Shareholders Rights Plan, and (iv) issuance and reservation of Resources Common Stock pursuant to any rights plan adopted pursuant to Section 6.1(i).

     (d)  Charter Documents.   Except as set forth in Section
6.1(d) of the Resources Disclosure Schedule or the Iowa-Illinois Disclosure Schedule, no party shall amend or propose to amend its respective articles of incorporation or by-laws, except as contemplated herein, in any way adverse to the other party.

     (e) Acquisitions. Except (i) as set forth in Section 6.1(e) of the Resources Disclosure Schedule or the Iowa-Illinois Disclosure Schedule, and (ii) acquisitions not exceeding $15 million in the aggregate in the case of, on the one hand, Resources and Midwest Power and, on the other hand, Iowa-Illinois, no party shall, nor shall any party permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets in each case which are material, individually or in the aggregate, to such party and its subsidiaries taken as a whole.

     (f) No Dispositions. Except as disclosed on Schedule 6.1(f) to the Resources or Iowa-Illinois Disclosure Schedule and other than (i) dispositions not exceeding $15 million in the aggregate, in the case of, on the one hand, Resources and Midwest Power and, on the other hand, Iowa-Illinois, which dispositions do not, individually or in the aggregate, have a Resources Material Adverse Effect or an Iowa-Illinois Material Adverse Effect, as the case may be, (ii) as may be required by law to consummate the transactions contemplated hereby or (iii) in the ordinary course of business consistent with prior practice, no party shall, nor shall any party permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its assets which are material, individually or in the aggregate, to such party and its subsidiaries taken as a whole.

     (g) Indebtedness. Except as disclosed in Section 6.1(g) of the Resources Disclosure Schedule and the Iowa-Illinois Disclosure Schedule and as otherwise contemplated by this Agreement, no party shall, nor shall any party permit any of its subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) other than (i) short-term and long-term indebtedness and guarantees incurred in the ordinary course of business consistent with past practice (such as refinancings, the issuance of commercial paper or the use of existing credit facilities); (ii) long-term indebtedness not aggregating more than (x) in the case of Resources and its subsidiaries, $60 million and (y) in the case of Iowa-Illinois and its subsidiaries, $60 million.

     (h) Rights Plans. Nothing contained herein shall be deemed to prohibit Resources from adopting a shareholder rights plan, provided that (i) no such plan shall prohibit the transactions contemplated hereby, be "triggered" by the transactions contemplated hereby, or otherwise have an Iowa-Illinois Material Adverse Effect or a Resources Material Adverse Effect or materially change the number of outstanding equity securities of Resources at the Effective Time and (ii) any such rights plan shall provide that any rights or other securities issued thereunder or pursuant thereto shall, at the Effective Time and without further action by any of the parties or any affiliates thereof, be redeemed at an aggregate redemption price not in excess of $600,000 and shall thereafter not be outstanding. If any such rights plan is adopted, nothing herein shall be deemed to prohibit Resources from redeeming the rights issued thereunder.

     (i) Compensation, Benefits. Except as disclosed in Section 6.1(i) of the Resources Disclosure Schedule and Iowa-Illinois Disclosure Schedule, no party shall, nor shall any party permit any of its subsidiaries to, (i) enter into, adopt or amend (except as may be required by applicable law), or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by such party or any of its subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of such party or any of its subsidiaries, except pursuant to binding legal commitments and except for normal or promotional increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party or any of its subsidiaries or (ii) enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar contract, agreement or arrangement with any director or officer other than in the ordinary course of business consistent with past practice.

     (j) 1935 Act. No party shall, nor shall any party permit any of its subsidiaries to, except as required or contemplated by this Agreement, engage in any activities which would cause a change in its status, or that of its subsidiaries, under the 1935 Act, or that would impair the ability of Resources or Iowa-

Illinois, respectively, to claim an exemption as of right under Rule 2 under the 1935 Act.

     (k) Accounting. No party shall, nor shall any party permit any of its subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

     (l) Pooling. No party shall, nor shall any party permit any of its subsidiaries to, take any actions which would, or would be reasonably likely to, prevent the Company from accounting for the Merger as a pooling of interests in accordance with GAAP and applicable SEC regulations.

     (m) Tax-Free Status. No party shall, nor shall any party permit any of its subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the status of the Merger as a reorganization under Code Section 368.

     (n) Cooperation, Notification. Each party shall: (i) confer on a regular and frequent basis with one or more repre-sentatives of each other party to discuss the general status of its ongoing operations; (ii) promptly notify each other party of any significant changes in its business, properties, assets, condition (financial or other) or results of operations; (iii) advise each other party of any change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in, a Resources Material Adverse Effect or an Iowa-Illinois Material Adverse Effect, as the case may be; and
(iv) promptly provide each other party with copies of all filings made by such party or any of its subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

     (o) Rate Matters. Other than currently pending rate filings, each party shall, and shall cause its subsidiaries to, discuss with each other party any changes in its or its subsidiaries' regulated rates or charges (other than pass-through fuel and gas rates or charges), standards of service or accounting from those in effect on the date hereof and consult with the other parties prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto, and no party will make any filing to change its rates on file with the public utility commission of any state or FERC that would have a material adverse effect on the benefits associated with the business combination provided herein.

     (p) Third-Party Consents. Resources shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all Resources Required Consents. Resources shall promptly notify Iowa-Illinois of any failure or anticipated failure to obtain any such consents and, if requested by Iowa-Illinois, shall provide copies of all Resources Required Consents obtained by Resources to Iowa-Illinois. Iowa-Illinois shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all Iowa-Illinois Required Consents. Iowa-Illinois shall promptly notify Resources of any failure or anticipated failure to obtain any such consents and, if requested by Resources, shall provide copies of all Iowa-Illinois Required Consents obtained by Iowa-Illinois to Resources.

     (q) No Breach, Etc. No party shall, nor shall any party permit any of its subsidiaries to, take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

     (r) Tax-Exempt Status. No party shall, nor shall any party permit any subsidiary to, take any action that would likely jeopardize the qualification of the outstanding revenue bonds issued for the benefit of Iowa-Illinois or for the benefit of Midwest Power which qualify on the date hereof under Code Section 142(a) as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended prior to the Tax Reform Act of 1986.

     (s) Transition Management. The parties shall create two special transition management task forces ("Task Forces"), a "Diversified Industries Task Force" and a "Corporate/Utility Task Force". The composition of the Task Forces shall be as indicated on Exhibit D attached hereto. The Task Forces shall examine various alternatives regarding the manner in which to best organize and manage the business of the Company after the Effective Time. Don Heppermann will manage and be responsible for the day-to-day activities and operations of the Diversified Industries Task Force and Richard Engle shall manage and be responsible for the day-to-day activities and operations of the Corporate/Utility Task Force.

     (t) Insurance. Each party shall, and shall cause its subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the electric and gas utility industry and employing methods of generating electric power and fuel sources similar to those methods employed and fuels used by such party or such party's subsidiaries.

     (u) Permits. Each party shall, and shall cause its subsidiaries to, use reasonable efforts to maintain in effect all existing Permits pursuant to which such party or such party's subsidiaries operate.

     (v) Certain Information Relating to Commercial and Industrial Customers. No party shall, nor shall any party permit any of its subsidiaries to, use any Evaluation Material (as defined in the Confidentiality and Standstill Agreement, effective June 5, 1994, between Resources and Iowa-Illinois ("Confidentiality Agreement")) in connection with any solicitation, inquiry, proposal, arrangement, understanding or agreement with any person relating to the provision of electric or gas utility service by Iowa-Illinois or any of its subsidiaries, on the one hand, or Resources or any of its subsidiaries, on the other hand, to commercial and industrial customers in the service territory of the other party.


                            ARTICLE VII

                       ADDITIONAL AGREEMENTS

     SECTION 7.1 Access to Information. Upon reasonable notice, each party shall, and shall cause its subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of the other (collectively, "Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments, forecasts, plans and records (including, but not limited to, Tax Returns) and, during such period, each party shall, and shall cause its subsidiaries to, furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of federal or state securities laws or filed with the SEC, the FERC, the public utility commission of any State, the Nuclear Regulatory Commission, the Department of Justice, the Federal Trade Commission, or any other federal or state regulatory agency or commission, and (ii) all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement. Each party shall, and shall cause its subsidiaries and Representatives to, hold in strict confidence all documents and information concerning the other furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement.

     SECTION 7.2    Joint Proxy Statement and Registration
                    Statement.

     (a) Preparation and Filing. The parties will prepare and file with the SEC as soon as reasonably practicable after the date hereof the Registration Statement and the Joint Proxy Statement (together, the "Joint Proxy/Registration Statement"). The parties hereto shall each use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. The

Company shall also take such action as may be reasonably required to cause the shares of the Company Class I Preferred Stock, Company Class M Preferred Stock, Company Preference Stock and the Company Common Stock issuable in connection with the Merger to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; provided, however, that the Company shall not be required to register or qualify as a foreign corporation or to take other action which would subject it to service of process in any jurisdiction where it will not be, following the Merger, so subject. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Joint Proxy/Registration Statement. The Company shall use its best efforts to cause the shares of the Company Common Stock issuable in the Merger to be approved for listing on the NYSE upon official notice of issuance. The information provided by or on behalf of any party hereto for use in the Joint Proxy/Registration Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by any party hereto with respect to information supplied by any other party for inclusion in the Joint Proxy/Registration Statement.

     (b) Letter of Accountants for Iowa-Illinois. Iowa-Illinois shall use best efforts to cause to be delivered to Resources a letter of Deloitte & Touche, dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to Resources, in form and substance reasonably satisfactory to Resources and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

     (c) Letter of Accountants for Resources. Resources shall use best efforts to cause to be delivered to Iowa-Illinois a letter of Arthur Andersen & Co., dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to Iowa-Illinois, in form and substance reasonably satisfactory to Iowa-Illinois and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

     (d) Fairness Opinions. It shall be a condition to the mailing of the Joint Proxy Statement to the shareholders of Iowa-Illinois, Midwest Power and Resources that (i) Iowa-Illinois shall have received an opinion from Dillon, Read & Co. Inc., dated the date of the Joint Proxy Statement, to the effect that, as of the date thereof, the Iowa-Illinois Conversion Ratio and the consideration to be received by the holders of Iowa-Illinois Common Stock is fair from a financial point of view to the holders of Iowa-Illinois Common Stock and (ii) Resources shall have received an opinion from PaineWebber Incorporated, dated the date of the Joint Proxy Statement, to the effect that, as of the date thereof, the Resources Conversion Ratio and the consideration to be received by the holders of Resources Common Stock is fair from a financial point of view to the holders of Resources Common Stock.

     SECTION 7.3    Regulatory Approvals and Other Matters.

     (a) HSR Filings. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings promptly and to respond promptly to any requests for additional information made by either of such Governmental Authorities.

     (b) Other Approvals. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary Permits, consents, approvals and authorizations of all Governmental Authorities and all other persons necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the Iowa-Illinois Required Statutory Approvals, the Iowa-Illinois Required Consents, the Resources Required Statutory Approvals and the Resources Required Consents. Iowa-Illinois shall have the right to review and approve in advance all characterizations of the information relating to Iowa-Illinois, on the one hand, and Resources shall have the right to review and approve in advance all characterizations of the information relating to Resources and Midwest Power, on the other hand, in either case, which appear in any filing made in connection with the transactions contemplated by this Agreement or the Merger. Iowa-Illinois, Midwest Power and Resources agree that they will consult with each other with respect to the obtaining of all such necessary or advisable permits, consents, approvals and authorizations of Governmental Authorities.

     SECTION 7.4    Shareholder Approval.

     (a) Approval of Resources Shareholders. Resources shall, as soon as reasonably practicable after the date hereof, (i) take all steps necessary duly to call, give notice of, convene and hold a special meeting of its shareholders ("Resources Special Meeting") for the purpose of securing the Resources Shareholders' Approval, (ii) distribute to its shareholders the Joint Proxy Statement in accordance with applicable federal and state law and with its Articles of Incorporation and by-laws, (iii) subject to the fiduciary duties of the Board of Directors of Resources, recommend to its shareholders the approval of this Agreement, and

(iv) cooperate and consult with Iowa-Illinois with respect to each of the foregoing matters.

     (b) Approval of Iowa-Illinois Shareholders. Iowa-Illinois shall, as soon as reasonably practicable after the date hereof,
(i) take all steps necessary to call, give notice of, convene and hold a special meeting of its shareholders ("Iowa-Illinois Special Meeting") for the purpose of securing the Iowa-Illinois Shareholders' Approval, (ii) distribute to its shareholders the Joint Proxy Statement in accordance with applicable federal and state law and its Articles of Incorporation and by-laws, (iii) subject to the fiduciary duties of the Board of Directors of Iowa-Illinois, recommend to its shareholders the approval of this Agreement and (iv) cooperate and consult with Resources with respect to each of the foregoing matters.

     (c) Approval of Midwest Power Shareholders. Midwest Power shall, as soon as reasonably practicable after the date hereof,
(i) take all steps necessary to call, give notice of, convene and hold a special meeting of its shareholders ("Midwest Power Special Meeting") for the purpose of securing the Midwest Power Shareholders' Approval, (ii) distribute to its shareholders the Joint Proxy Statement in accordance with applicable federal and state law and its Articles of Incorporation and by-laws, (iii) subject to the fiduciary duties of the Board of Directors of Midwest Power, recommend to its shareholders the approval of this Agreement and (iv) cooperate and consult with Iowa-Illinois with respect to each of the foregoing matters.

     (d) Meeting Date. The Resources Special Meeting for the purpose of securing the Resources Shareholders' approval, the Iowa-Illinois Special Meeting for the purpose of securing the Iowa-Illinois Shareholders' Approval, and the Midwest Power Special Meeting for the purpose of securing the Midwest Power Shareholders' Approval, shall be held on or before such date or dates as Resources and Iowa-Illinois shall jointly determine.

     SECTION 7.5    Directors' and Officers' Indemnification.

     (a) Indemnification. From and after the Effective Time, the Company shall, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless the present and former officers and directors of Iowa-Illinois, Resources and Midwest Power (each an "Indemnified Party" and collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorney's fees), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time that are in whole or in part based on, or arising out of the fact that such person is or was a director or officer of Iowa-Illinois, Midwest Power or Resources arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective
Time), (i) the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company (which consent shall not be unreasonably withheld), promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the Iowa Act or the Illinois Act, (ii) the Company will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the Iowa Act or the Illinois Act and the Company's Articles of Incorporation or by-Laws shall be made by independent counsel mutually acceptable to the Company and the Indemnified Party; provided, however, that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the sole opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties.

     (b) Insurance. For a period of six (6) years after the Effective Time, the Company shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by Iowa-Illinois, Resources and Midwest Power; provided that the Company may substitute therefor policies of at least the same coverage containing terms that are no less advantageous with respect to matters occurring prior to the Effective Time to the extent such liability insurance can be maintained annually at a cost to the Company not greater than 150 percent of the respective current annual premiums for their directors' and officers' liability insurance; provided, further, that if such insurance cannot be so maintained or obtained at such cost, the Company shall maintain or obtain as much of such insurance for each of Iowa-Illinois, Resources and Midwest Power as can be so maintained or obtained at a cost equal to 150 percent of the respective current annual premiums of each of Iowa-Illinois, Midwest Power and Resources for their directors' and officers' liability insurance.

     (c) Successors. In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 7.5.

     (d) Survival of Indemnification. To the fullest extent not prohibited by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors or officers of Iowa-Illinois and its subsidiaries and Resources and its subsidiaries with respect to their respective activities as such prior to the Effective Time, as provided in their respective articles of incorporation or by-laws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time.

     SECTION 7.6    Disclosure Schedules.

     (a) Within ten days following the date of execution of this Agreement, (i) Resources shall deliver to Iowa-Illinois a schedule ("Resources Disclosure Schedule"), which shall be accompanied by a certificate signed by the chief financial officer of Resources stating that the Resources Disclosure
Schedule is being delivered pursuant to this Section 7.6(a)(i) and (ii) Iowa-Illinois shall deliver to Resources a schedule ("Iowa-Illinois Disclosure Schedule"), which shall be accompanied by a certificate signed by the chief financial officer of Iowa-Illinois stating that the Iowa-Illinois Disclosure Schedule is being delivered pursuant to this Section 7.6(a)(ii). The Resources Disclosure Schedule and the Iowa-Illinois Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules." The Disclosure Schedules, when so delivered, shall be deemed to constitute an integral part of this Agreement and to modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date hereof.

     (b) For the period of 20 days (or, if extended pursuant to the following sentence, 40 days) following the date of the execu-tion of this Agreement (the "Due Diligence Period"), each of Resources and Iowa-Illinois shall provide the other party and its representatives access pursuant to Section 7.1 in order for the other party to complete its due diligence investigation of the party providing access pursuant to Section 7.1. Upon the expiration of the Due Diligence Period, either Resources or Iowa-Illinois may terminate this Agreement pursuant to and in accordance with Section 9.1(i) (in the case of a termination by Resources) or Section 9.1(j) (in the case of a termination by Iowa-Illinois); provided, however, that it is expressly understood and agreed that, if neither Resources nor Iowa-Illinois terminates this Agreement pursuant to and in accordance with Section 9.1(i) or 9.1(j), as the case may be, then neither Resources nor Iowa-Illinois may thereafter assert a failure of the condition set forth in Section 8.2(b) or in
Section 8.3(b), as the case may be, based on any information provided to it during the Due Diligence Period. Either Iowa-Illinois or Resources may extend the Due Diligence Period until 40 days after the date of execution hereof by delivering written notice to Resources or Iowa-Illinois, as the case may be, before 5:00 p.m. Central Time on the 20th day following the date of execution of this Agreement if it determines in good faith that it will be unable to complete its due diligence investigation of the other party and its subsidiaries by the conclusion of such 20th day.

     SECTION 7.7 Public Announcements. Subject to each party's disclosure obligations imposed by law, Midwest Power, Resources and Iowa-Illinois will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement prior to consultation with the other party.

     SECTION 7.8 Rule 145 Affiliates. Iowa-Illinois and Resources shall each identify in a letter to the Company all persons who are, at the Closing Date, "affiliates" of Iowa-Illinois or of Resources, as the case may be, as such term is used in Rule 145 under the Securities Act. Iowa-Illinois and Resources shall each use their best efforts to cause their respective affiliates to deliver to the Company on or prior to the Closing Date a written certificate substantially in the form described in Section 8.2(g) and Section 8.3(g).

     SECTION 7.9 No Solicitations. No party hereto shall, and each such party shall cause its subsidiaries not to, permit any of its Representatives to, and shall use its best efforts to cause such persons not to, directly or indirectly: initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below), or, in the event of any unsolicited Takeover Proposal, engage in negotiations or provide any confidential information or data to any person relating to any Takeover Proposal. Each party hereto shall notify the other party orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof and shall give the other party five days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal in accordance with the last sentence of this Section 7.9. Each party hereto shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Takeover Proposal. As used in this Section 7.9, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Midwest Power, Resources or Iowa-Illinois, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of Midwest Power, Resources or Iowa-Illinois, other than pursuant to the transactions contemplated by this Agreement. Notwithstanding anything in this
Section 7.9 to the contrary, unless the Resources Shareholders' Approval, the Midwest Power Shareholders' Approval and the Iowa-Illinois Shareholders' Approval have all been obtained, any party hereto may, to the extent required by the fiduciary duties of the Board of Directors of such party under applicable law (as determined in good faith by the Board of Directors of such party based on the advice of outside counsel), participate in discussions or negotiations with, furnish information to, and afford access to the properties, books and records of such party and its subsidiaries to any person in connection with a possible Takeover Proposal with respect to such party by such person.

     SECTION 7.10 Expenses. Subject to Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Joint Proxy/Registration Statement, as well as the filing fee relating thereto, shall be paid 50% by Resources and 50% by Iowa-Illinois.

     SECTION 7.11   Board of Directors.

     (a) Initial Composition. The initial number of directors comprising the Board of Directors of the Company at the Effective Time shall be nineteen (19) persons, eleven (11) of whom shall be designated by Resources prior to the Effective Time and eight (8) of whom shall be designated by Iowa-Illinois prior to the Effective Time; provided, however, that if prior to the Effective Time any of such designees shall decline or otherwise be unable to serve, the party which designated such person shall be entitled to designate a replacement.

     (b) Initial Board Committees. The committees of the Board of Directors of the Company at the Effective Time shall consist of an equal number of Resources Designees and Iowa-Illinois Designees. The initial Board committees and their respective chair and vice-chair designations shall be as set forth on Exhibit E.

     (c) Composition After Transition. The parties recognize the desirability of an objective of reducing the size of the Board of Directors of the Company in an orderly manner, while preserving the benefits associated with the familiarity of management, policies, and operations derived from the ratio of Iowa-Illinois Designees (as defined in Section 10.8) to Resources Designees (as defined in Section 10.8) established in Section 7.11(a). Toward that objective, the Board of Directors, after the Effective Time, shall implement a plan to reduce the number of outside directors to no more than 14 by June 1, 1997. The Nominating Committee of the Board shall be responsible for the initial preparation of the plan. The plan, as implemented, shall contain at least the following three features:

          (i) until June 1, 1997 the mandatory retirement age of seventy (70) for directors shall be waived to the extent necessary to maintain the ratio of Iowa-Illinois Designees to Resources Designees established in Section 7.11(a);

          (ii) any nomination of persons for election to the Board of Directors of the Company or designation of persons for the filling of vacancies on the Board (other than vacancies resulting from a reduction in the size of the Board in accordance with this Section 7.11(c)) shall be effectuated by nominating or selecting, as the case may be, Iowa-Illinois Designees or Resources Designees so as to maintain the ratio of Iowa-Illinois Designees to Resources Designees established in Section 7.11(a); and

          (iii) any reduction in the number of directors prior to June 1, 1997 shall be accomplished so as to maintain the ratio of Iowa-Illinois Designees to Resources Designees established in Section 7.11(a) until June 1, 1997.

     SECTION 7.12 Officers. On or prior to the Effective Time, the Company shall enter into employment agreements ("Employment Agreements") with Russell Christiansen and Stanley Bright, respectively, substantially in the form of Exhibits F-1 and F-2, attached hereto. From and after the Effective Time, pursuant to the Employment Agreements and the terms hereof, Mr. Christiansen and Mr. Bright shall hold the respective positions and perform the duties set forth in Exhibit F-3. The terms and provisions of the Employment Agreements, this Section 7.12 and Exhibit F-3 shall not be modified prior to December 31, 1999, unless and until the terms of such modification are approved by (i) Mr. Christiansen, in the case of a proposed modification to his Employment Agreement, or Mr. Bright, in the case of a proposed modification to his Employment Agreement, and (ii) a vote of sixty-six and two-thirds percent (66-2/3%) of the members of the Board of Directors of the Company.

     SECTION 7.13 Employment Agreements and Workforce Matters. Certain Employee Agreements. The Company shall after the Effective Time honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the parties prior to the date hereof which apply to any current or former employee or current or former director of any of the parties hereto; provided, however, that this undertaking is not intended to prevent the Company from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

     SECTION 7.14   Severance Plan.  At the Effective Time the
Severance Plan attached hereto as Exhibit G shall become effective.

     SECTION 7.15   Post-Merger Operations.

     (a) Following the Effective Time, the Company shall maintain (i) its corporate headquarters, the principal office of the Chief Executive Officer and the corporate functions (without limitation) of finance, treasury, secretary, shareholder services, human resources and general counsel in Des Moines, Iowa; (ii) the headquarters of the electric division and the office of the most senior executive of such division in Davenport, Iowa; and (iii) the headquarters of the gas division and the office of the most senior executive of such division in Sioux City, Iowa. This provision shall not be modified prior to June 1, 1997, unless and until the terms of such modification are approved by a vote of sixty-six an two-thirds percent (66-2/3%) of the members of the Board of Directors of the Company.

     (b) During the period from the Effective Time until June 1, 1997, the Company's name, as agreed upon by the Resources board of directors and the Iowa-Illinois board of directors prior to the Effective Time, shall not be modified unless and until the terms of such modification are approved by a vote of sixty-six and two-thirds percent (66-2/3%) of the members of the Board of Directors of the Company and any required vote of the shareholders of the Company under applicable law.


                           ARTICLE VIII

                            CONDITIONS

     SECTION 8.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:

     (a)  Shareholder Approvals.  The Resources Shareholders'
Approval, the Midwest Power Shareholders' Approval and the Iowa-
Illinois Shareholders' Approval shall have been obtained.

     (b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

     (c) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

     (d) Listing of Shares. The shares of Company Common Stock issuable in the Merger shall have been approved for listing on the NYSE upon official notice of issuance.

     (e) Statutory Approvals. The Iowa-Illinois Required Statutory Approvals and the Resources Required Statutory Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as hereinafter defined) and such Final Orders shall not impose terms or conditions which, in the aggregate, would have, or insofar as reasonably can be foreseen, could have, a material adverse effect on the business, operations, properties, assets, condition (financial or other), prospects or the results of operations of Iowa-Illinois as if it were organized as a separate division of the Company or a material adverse effect on the business, operations, properties, assets, condition (financial or other), prospects or the results of operations of Midwest Power as if it were organized as a separate division of the Company, or which would be inconsistent with the agreements of the parties contained herein. A "Final Order" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

     (f) Pooling. Each of Iowa-Illinois and Resources shall have received a letter of its independent public accountants, dated the Closing Date, in form and substance reasonably satisfactory to Iowa-Illinois and Resources, as the case may be, stating that the Merger will qualify as a pooling of interests transaction under GAAP and applicable SEC regulations.

     (g) All applicable waiting periods under the HSR Act shall have expired or been terminated.

     SECTION 8.2 Conditions to Obligations of Resources and Midwest Power to Effect the Merger. The obligations of Resources and Midwest Power to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Resources and Midwest Power in writing pursuant to Section 9.5:

     (a) Performance of Obligations of Iowa-Illinois. Iowa-Illinois shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

     (b) Representations and Warranties. The representations and warranties of Iowa-Illinois set forth in this Agreement shall be true and correct in all material respects (or where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the date hereof (except to the extent such representations and warranties speak as of an earlier or later date) and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

     (c)  Iowa-Illinois Material Adverse Effect.  No
Iowa-Illinois Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which would, or insofar as reasonably can be foreseen, could, have an Iowa-Illinois
Material Adverse Effect.

     (d)  Resources Required Consents.  The material Resources
Required Consents shall have been obtained.

     (e) Closing Certificate. Midwest Power and Resources shall have received a certificate on behalf of Iowa-Illinois signed by the chief executive officer and the chief financial officer of Iowa-Illinois, dated the Closing Date, to the effect that, to the best of each such officer's knowledge, the conditions set forth in Sections 8.2(a), 8.2(b), 8.2(c) and 8.2(d) have been satisfied.

     (f) Tax Opinion. Resources shall have received an opinion of its special tax counsel, Sidley & Austin, in form and substance satisfactory to Resources, dated the Effective Time, or a ruling from the IRS, in form and substance satisfactory to Resources, to the effect that Resources and Midwest Power and their respective shareholders (except to the extent any Resources or Midwest Power shareholders receive cash in the Merger) will recognize no gain or loss for federal income tax purposes as a result of consummation of the Merger and in connection with the delivery of its opinion pursuant to this Section 8.2(f), Sidley & Austin may request certificates of officers of Resources and Midwest Power.

     (g) Affiliate Certificates. The Company shall have received a certificate dated the Closing Date from each person who is an affiliate of Iowa-Illinois to the effect that: (i) such person has no present plan or intention to transfer, sell or otherwise dispose of any Company Common Stock such person may receive as a result of the Merger; (ii) until such time as financial results covering at least thirty (30) days of post-closing combined operations of Iowa-Illinois, Resources, Midwest Power and the Company have been published, such person shall not sell such Company Common Stock in any transaction, private or public, or in any other way reduce such person's risk relative to any Company Common Stock that such person receives as a result of the Merger;
(iii) any future disposition by such person of any Company Common Stock such person receives as the result of the Merger will be accomplished in accordance with Rule 145(d) under the Securities Act; and (iv) such person agrees that the following legend be placed upon the certificates evidencing ownership of the Company Common Stock that such person receives as a result of the Merger:


          THESE SHARES ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER APPLICABLE TO AFFILIATES OF THE ISSUER AS SET FORTH IN RULES 144 AND 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, HYPOTHECATED, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO THE PROCEDURES DESCRIBED THEREIN.

     (h) Fairness Opinion. The fairness opinion letter from PaineWebber Incorporated to Resources referred to in Section 7.2(d)(ii) shall not, in good faith, have been withdrawn by PaineWebber Incorporated as of the date it issued such opinion letter based upon its having obtained information material to its opinions set forth in such letter, which information was in existence but unavailable to it at the time it issued such opinion letter and which, had such existing information been in its possession at such time, would have caused it not to have issued such opinion letter.

     (i) The Company shall have duly executed and delivered to Russell Christiansen an employment agreement substantially in the form of Exhibit F-1 attached hereto, and such agreement shall be in full force and effect.

     SECTION 8.3 Conditions to Obligations of Iowa-Illinois to Effect the Merger. The obligations of Iowa-Illinois to effect the Merger shall be further subject to the satisfaction, prior to the Closing Date, of the following conditions, except as may be waived by Iowa-Illinois in writing pursuant to Section 9.5:

     (a) Performance of Obligations of Resources and Midwest Power. Each of Resources and Midwest Power shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by each of them at or prior to the Effective Time.

     (b) Representations and Warranties. The representations and warranties of each of Resources and Midwest Power set forth in this Agreement shall be true and correct in all material respects (or where any statement in a representation and warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the date hereof (except to the extent such representations and warranties speak as of an earlier or later date) and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

     (c)  Resources Material Adverse Effect.  No Resources
Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which would, or insofar as reasonably can be foreseen, could, have a Resources Material Adverse Effect.

     (d)  Iowa-Illinois Required Consents.  The material Iowa-
Illinois Required Consents shall have been obtained.

     (e) Closing Certificate. Iowa-Illinois shall have received a certificate on behalf of Midwest Power and Resources signed by their respective chief executive officers and chief financial officers, dated the Closing Date, to the effect that, to the best of each such officer's knowledge, the conditions set forth in Sections 8.3(a), 8.3(b), 8.3(c) and 8.3(d) have been satisfied.

     (f) Tax Opinion. Iowa-Illinois shall have received an opinion of its special tax counsel, LeBoeuf, Lamb, Greene & MacRae, in form and substance satisfactory to Iowa-Illinois, dated the Effective Time, or a ruling from the IRS, in form and substance satisfactory to Iowa-Illinois, to the effect that Iowa-Illinois and its shareholders (except to the extent any Iowa-Illinois shareholders receive cash in the Merger) will recognize no gain or loss for federal income tax purposes as a result of consummation of the Merger and in connection with the delivery of its opinion pursuant to this Section 8.3(f), LeBoeuf, Lamb, Greene & MacRae may request certificates of officers of Iowa-Illinois;

     (g) Affiliate Certificates. The Company shall have received a certificate dated the Closing Date from each person who is an affiliate of Resources to the effect that: (i) such person has no present plan or intention to transfer, sell or otherwise dispose of any Company Common Stock such person may receive as a result of the Merger; (ii) until such time as financial results covering at least thirty (30) days of post-closing combined operations of Iowa-Illinois, Resources, Midwest Power and the Company have been published, such person shall not sell such Company Common Stock in any transaction, private or public, or in any other way reduce such person's risk relative to any Company Common Stock that such person receives as a result of the Merger; (iii) any future disposition by such person of any Company Common Stock such person receives as the result of the Merger will be accomplished in accordance with Rule 145(d) under the Securities Act; and (iv) such person agrees that the following legend be placed upon the certificate evidencing ownership of the Company Common Stock that such person receives as a result of the Merger:

          THESE SHARES ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER APPLICABLE TO AFFILIATES OF THE ISSUER AS SET FORTH IN RULES 144 AND 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, HYPOTHECATED, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO THE PROCEDURES DESCRIBED THEREIN.

     (h) Fairness Opinion. The fairness opinion letter from Dillon, Read & Co. Inc. to Iowa-Illinois referred to in Section 7.2(d)(i) shall not, in good faith, have been withdrawn by Dillon, Read & Co. Inc. as of the date it issued such opinion letter based upon its having obtained information material to its opinion set forth in such letter, which information was in existence but unavailable to it at the time it issued such opinion letter and which, had such existing information been in its possession at such time, would have caused it not to have issued such opinion letter.

     (i) The Company shall have duly executed and delivered to Stanley Bright an employment agreement substantially in the form of Exhibit F-2 attached hereto, and such agreement shall be in full force and effect.


                            ARTICLE IX

                 TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

     (a) by mutual written consent of the Boards of Directors of Midwest Power, Resources and Iowa-Illinois;

     (b) by any party hereto, by written notice to the other, if the Effective Time shall not have occurred on or before December 31, 1995; provided that such date shall automatically be changed to June 30, 1996 if on December 31, 1995 the condition set forth in Section 8.1(e) has not been satisfied or waived and the other conditions to the consummation of the transactions contemplated hereby are then capable of being satisfied, and the approvals required by Section 8.1(e) which have not yet been obtained are being pursued with diligence; and provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

     (c) by any party hereto, by written notice to the other party, if the Iowa-Illinois Shareholders' Approval shall not have been obtained at a duly held Iowa-Illinois Special Meeting, including any adjournments thereof; the Resources Shareholders' Approval shall not have been obtained at a duly held Resources Special Meeting, including any adjournments thereof; or the Midwest Power Shareholders' Approval shall not have been obtained at a duly held Midwest Power Special Meeting, including any adjournments thereof;

     (d) by any party hereto, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by any party hereto, if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgement or decree shall have become final and nonappealable;

     (e) by Iowa-Illinois, upon two days' prior notice to Resources, if, as a result of a tender offer by a party other than Resources or any of its affiliates or any written offer or proposal with respect to a merger, sale of a material portion of its assets or other business combination (each, a "Business Combination") by a party other than Resources or any of its affiliates, the Board of Directors of Iowa-Illinois determines in good faith that their fiduciary obligations under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that (i) the Board of Directors of Iowa-Illinois shall have been advised in writing by outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and, (ii) prior to any such termination, Iowa-Illinois shall, and shall cause its respective financial and legal advisors to, negotiate with Resources to make such adjustments in the terms and conditions of this Agreement as would enable Iowa-Illinois to proceed with the transactions contemplated herein; provided, further, that Iowa-Illinois and Resources acknowledge and affirm that notwithstanding anything in this Section 9.1(e) to the contrary, the parties hereto intend this Agreement to be an exclusive agreement and, accordingly, nothing in this Agreement is intended to constitute a solicitation of an offer or proposal for a Business Combination, it being acknowledged and agreed that any such offer or proposal would interfere with the strategic advantages and benefits which the parties expect to derive from the Merger.

     (f) by Resources, upon two days' prior notice to Iowa-Illinois if, as a result of a tender offer by a party other than Iowa-Illinois or any of its affiliates or any written offer or proposal with respect to a Business Combination by a party other than Iowa-Illinois or any of its affiliates, the Board of Directors of Resources determines in good faith that their fiduciary obligations under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that (i) the Board of Directors of Resources shall have been advised in writing by outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and (ii) prior to any such termination, Resources shall, and shall cause its respective financial and legal advisors to, negotiate with Iowa-Illinois to make such adjustments in the terms and conditions of this Agreement as would enable Resources to proceed with the transactions contemplated herein; provided, further, that Iowa-Illinois and Resources acknowledge and affirm that notwithstanding anything in this Section 9.1(f) to the contrary, the parties hereto intend this Agreement to be an exclusive agreement and, accordingly, nothing in this Agreement is intended to constitute a solicitation of an offer or proposal for a Business Combination, it being acknowledged and agreed that any such offer or proposal would interfere with the strategic advantages and benefits which the parties expect to derive from the Merger.

     (g)  by Iowa-Illinois, by written notice to Resources, if
(i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement of Resources or Midwest Power, hereunder, and such breach shall not have been remedied within twenty days after receipt by Resources of notice in writing from Iowa-Illinois, specifying the nature of such breach and requesting that it be remedied; or (ii) the Board of Directors of Resources (A) shall withdraw or modify in any manner adverse to Iowa-Illinois its approval of this Agreement and the transactions contemplated hereby or its recommendation to its shareholders regarding the approval of this Agreement, (B) shall fail to reaffirm such approval or recommendation upon the request of Iowa-Illinois, (C) shall approve or recommend any acquisition by a third party of Resources or a material portion of its assets or any tender offer for the Resources Common Stock, or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C); provided, however, that Iowa-Illinois and Resources acknowledge and affirm that notwithstanding anything in this
Section 9.1(g)(ii) to the contrary, the parties hereto intend this Agreement to be an exclusive agreement and, accordingly, nothing in this Agreement is intended to constitute a solicitation of an offer or proposal for a Business Combination, it being acknowledged and agreed that any such offer or proposal would interfere with the strategic advantages and benefits which the parties expect to derive from the Merger.

     (h)  by Resources, by written notice to Iowa-Illinois, if
(i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement of Iowa-Illinois, hereunder, and such breach shall not have been remedied within twenty days after receipt by Iowa-Illinois of notice in writing from Resources, specifying the nature of such breach and requesting that it be remedied; or (ii) the Board of Directors of Iowa-Illinois (A) shall withdraw or modify in any manner adverse to Resources its approval of this Agreement and the transactions contemplated hereby or its recommendation to its shareholders regarding the approval of this Agreement, (B) shall fail to reaffirm such approval or recommendation upon the request of Resources, (C) shall approve or recommend any acquisition by a third party of Iowa-Illinois or a material portion of its assets or any tender offer for the Iowa-Illinois Common Stock, or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C); provided, however, that Iowa-Illinois and Resources acknowledge and affirm that notwithstanding anything in this Section 9.1(h)(ii) to the contrary, the parties hereto intend this Agreement to be an exclusive agreement and, accordingly, nothing in this Agreement is intended to constitute a solicitation of an offer or proposal for a Business Combination, it being acknowl-edged and agreed that any such offer or proposal would interfere with the strategic advantages and benefits which the parties expect to derive from the Merger.

     (i) by Resources by written notice delivered to Iowa-Illinois prior to 5:00 p.m. Central Time on September 4, 1994, if Resources reasonably determines that its due diligence investi-gation of Iowa-Illinois and its subsidiaries uncovered information or matters which are (i) reasonably likely to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), prospects or the results of operations of Iowa-Illinois as if it were organized as a separate division of the Company (an "Iowa-Illinois Divisional Adverse Effect") or a material adverse effect on the business, operations, properties, assets, condition (financial or other), prospects or the results of operations of Resources as if it were organized as a separate division of the Company (a "Resources Divisional Adverse Effect") or (ii) in the event the Merger is consummated, reasonably likely to have a material adverse effect on the holders of Resources Common Stock.

     (j) by Iowa-Illinois by written notice delivered to Resources prior to 5:00 p.m. Central Time on September 4, 1994, if Iowa-Illinois reasonably determines that its due diligence investigation of Resources and its subsidiaries uncovered infor-mation or matters which are (i) reasonably likely to have a Iowa-Illinois Divisional Adverse Effect or a Resources Divisional Adverse Effect or (ii) in the event the Merger is consummated, reasonably likely to have a material adverse effect on the holders of Iowa-Illinois Common Stock.

     SECTION 9.2 Effect of Termination. In the event of termination of this Agreement by either Resources or Iowa-Illinois pursuant to Section 9.1, there shall be no liability on the part of either Iowa-Illinois, Resources or Midwest Power or their respective officers or directors hereunder, except Section 7.10 and 9.3 and the agreement contained in Section 6.1(v) and in the last sentence of Section
7.1 shall survive the termination.

     SECTION 9.3    Termination Fee; Expenses.

     (a) Termination Fee. If this Agreement is terminated (i) at such time that this Agreement is terminable pursuant to one of
Section 9.1(g)(i) or Section 9.1(h)(i) (other than solely pursuant to a non-curable breach of a representation or warranty unless such breach was willful) but not the other, or (ii) is terminated pursuant to Section 9.1(e) or Section 9.1(f), then (A) in the event of a termination pursuant to Section 9.1(f) or
Section 9.1(g)(i), Midwest Power shall pay to Iowa-Illinois, and
(B) in the event of a termination pursuant to Section 9.1(e) or
Section 9.1(h)(i), Iowa-Illinois shall pay to Midwest Power, promptly (but not later than five business days after such notice is received pursuant to Section 9.1(g)(i) or Section 9.1(h)(i) or is given pursuant to Section 9.1(e) or Section 9.1(f)) an amount equal to $15 million in cash if required to be paid by Iowa-Illinois and $15 million in cash if required to be paid by Midwest Power, plus in each case cash in an amount equal to all documented out-of- pocket expenses and fees incurred by the other party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement) not in excess of $6 million.

     (b) Additional Termination Fee and Subsequent Transaction Fee. If (i) this Agreement (x) is terminated by any party pursuant to Section 9.1(e) or Section 9.1(f), (y) is terminated following a failure of the shareholders of Midwest Power or Resources or Iowa-Illinois to grant the necessary approvals described in Section 4.13 or Section 5.13 or (z) is terminated as a result of such party's material breach of Section 7.4, and (ii) at the time of such termination or prior to the meeting of such party's shareholders there shall have been a third-party tender offer for shares of, or a third-party offer or proposal with respect to a Business Combination involving, such party or its affiliates which at the time of such termination or of the meeting of such party's shareholders shall not have been (x) rejected by such party and its Board of Directors and (y) withdrawn by the third-party and (iii) within 2 1/2 years of any such termination described in clause (i) above, the party or its affiliate which is the subject of the tender offer or offer or proposal with respect to a Business Combination ("Target Party") becomes a subsidiary of such offeror or a subsidiary of an affiliate of such offeror, or merges with and into the offeror or a subsidiary or affiliate of the offeror or enters into a definitive agreement to consummate a Business Combination with such offeror or affiliate thereof, then (A) in the event Resources or one of its affiliates is the Target Party, Midwest Power shall pay to Iowa-Illinois and (B) in the event Iowa-Illinois or one of its affiliates is the Target Party, Iowa-Illinois shall pay to Midwest Power, at the closing of the transaction (and as a condition to the closing) in which such Target Party becomes a subsidiary or such Business Combination occurs ("Subsequent Transaction"), (1) a termination fee equal to $30 million in cash if required to be paid by Iowa-Illinois and $30 million in cash if required to be paid by Midwest Power plus
(2) a Subsequent Transaction fee payable in cash equal to 20% of the difference between (I) $815,376,077 (if Resources or any of its affiliates is the Target Party), or $637,751,871 (if Iowa-Illinois or any of its affiliates is the Target Party) and (II) the number of shares of Target Party common stock outstanding at the time of the closing of the Subsequent Transaction multiplied by the higher of (a) the average daily closing price of Target Party common stock on the NYSE, or if such common stock is not admitted to trading on the NYSE, on the market on which such common stock is traded which has the highest volume of trades, on the ten NYSE trading days immediately preceding the date of such closing, or (b) the amount of cash plus the fair market value on the day prior to such closing of any non-cash consideration to be received for each share of Target Party common stock by the holder thereof in the Subsequent Transaction (including in such fair market value the fair market value of any Target Party common stock retained by such holder as a result of the Subsequent Transaction). The fair market value of any such non-cash consideration shall be determined by a nationally recognized accounting firm selected jointly by Resources and Iowa-Illinois at least 60 days prior to the date of such closing.

The Target Party shall pay all of the fees and expenses of such accounting firm for making such determination. The Target Party shall agree to indemnify such accounting firm against any and all liabilities, costs and expenses of whatever nature such accounting firm may incur in connection with its determination of such fair market value. The Target Party shall provide to such accounting firm such security for the fee and expense payment and indemnification obligations of the Target Party to such accounting firm as it may request and the other party shall have no liability for any of such fees and expenses nor shall it have any obligation to indemnify such accounting firm for anything.

     (c) Expenses. The parties agree that the agreements contained in this Section 9.3 are an integral part of the trans-actions contemplated by the Agreement and constitute liquidated damages and not a penalty. If one party fails to pay promptly to the other any expense and/or fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

     (d) Limitation of Fees. Notwithstanding anything herein to the contrary, the aggregate amount payable by Resources and its affiliates pursuant to Section 9.3(a) and Section 9.3(b) shall not exceed $51 million and the aggregate amount payable by Iowa-

Illinois and its affiliates pursuant to Section 9.3(a) and
Section 9.3(b) shall not exceed $51 million.

     SECTION 9.4 Amendment. This Agreement may be amended by the directors of the parties hereto, at any time before or after approval hereof by the shareholders of Iowa-Illinois, Midwest Power and Resources and prior to the Effective Time, but after such approvals, no such amendment shall (i) alter or change the amount or kind of shares, rights or any of the proceeds of the conversion under Article II, or (ii) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of Iowa-Illinois Common Stock, Iowa-Illinois Preferred Stock, Iowa-Illinois Preference Stock, Midwest Power Preferred Stock or Resources Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 9.5 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the perform-ance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.


                             ARTICLE X

                        GENERAL PROVISIONS

     SECTION 10.1 Non-Survival of Representations, Warranties and Agreements. No representations, warranties and agreements in this Agreement shall survive the Merger, except as otherwise provided in this Agreement and except for the agreements contained in this Section 10.1 and in Article II, Section 6.1(v), the last sentence of Section 7.1, Section 7.5, Section 7.10,
Section 7.11, Section 7.12, Section 7.13, Section 7.14, Section 7.15, Section 9.3 and Section 10.8.

     SECTION 10.2 Brokers. Except as previously disclosed to Iowa-Illinois, Resources and Midwest Power represent and warrant that, except for PaineWebber Incorporated, their investment banking firm, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Resources or Midwest Power. Except as previously disclosed to Resources and Midwest Power, Iowa-Illinois represents and warrants that, except for Dillon, Read & Co. Inc., its investment banking firm, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Iowa-Illinois.

     SECTION 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally, or (ii) sent by reputable overnight courier service, or (iii) telecopied (which is confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  If to Resources and/or Midwest Power, to:

          Midwest Resources Inc.
          Midwest Power Systems Inc.
          666 Grand Avenue
          P.O. Box 657
          Des Moines, Iowa 50303
          Attention: Chief Executive Officer
                         Telephone: 515-242-4300
                         Telecopy:  515-281-2981


                 with a concurrent copy to:

          Sidley & Austin
          One First National Plaza
          Chicago, Illinois 60603
          Attention: R. Todd Vieregg, P.C.
                         Telephone: 312-853-7470
                         Telecopy:  312-853-7036


     (b)  If to Iowa-Illinois, to:

          Iowa-Illinois Gas and Electric Company
          206 E. Second Street
          Davenport, Iowa 52801
          Attention: Chief Executive Officer
                         Telephone: 319-326-7243
                         Telecopy:  319-326-7670


                 with a concurrent copy to:

          LeBoeuf, Lamb, Greene & MacRae
          125 West 55th Street
          New York, New York 10019
          Attention:  Douglas W. Hawes
                         Telephone: 212-424-8000
                         Telecopy:  212-424-8500

     SECTION 10.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement; (ii) shall not be assigned by operation of law or otherwise; and (iii) shall be governed by and construed in accordance with the Illinois Act, the Iowa Act and otherwise in accordance with the laws of the State of Iowa applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law, rules or principles. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The parties hereto agree that they will negotiate in good faith to replace any provision of this Agreement so held invalid or unenforceable, with a valid provision that is as similar as possible in substance to the invalid or unenforceable provision.

     SECTION 10.5 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     SECTION 10.6 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 10.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 10.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties as set forth in Section 7.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Notwithstanding the foregoing and any other provision of this Agreement, and in addition to any other required action of the Board of Directors of the Company, (i) a majority of the Iowa-Illinois Designees serving on the Board of Directors of the Company shall be entitled during the five year period commencing at the Effective Time (the "Five Year Period") to enforce the provisions of Sections 7.11, 7.12 and 7.14 on behalf of the Iowa-Illinois officers, directors and employees, as the case may be, and (ii) a majority of the Resources Designees serving on the Board of Directors of the Company shall be entitled during the Five Year Period to enforce the provisions of Section 7.11, 7.12 and 7.14 on behalf of the Resources officers, directors and employees, as the case may be. Such directors' rights and remedies under the preceding sentence are cumulative and are in addition to any other rights and remedies they may have at law or in equity, but in no event shall this Section 10.8 be deemed to impose any additional duties on any such directors. The Company shall pay, at the time they are incurred, all costs, fees and expenses of such directors incurred in connection with the assertion of any rights on behalf of the persons set forth above pursuant to this Section 10.8. For purposes of this Section 10.8 and Section 7.11, a "Iowa-Illinois Designee" or "Resources Designee", as the case may be, shall at any time mean a person who at such time is a member of the Board of Directors of the Company who either (a) was designated a member of the Board of Directors of the Company by Iowa-Illinois or by Resources, as the case may be, pursuant to Section 7.11(a) or (b) was designated (before his or her initial election as a member of the Board of Directors of the Company as contemplated by Section 7.11(c)(ii)) as a "Iowa-Illinois Designee" or a "Resources Designee" by a majority of the then Iowa-Illinois Designees or Resources Designees, as the case may be.

     SECTION 10.9 Further Assurances. Each party will execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof. Iowa-Illinois, Resources and Midwest Power expressly acknowledge that, although it is their current intention to effect a business combination among themselves and the Company by means of the Merger, it may be preferable for Iowa-Illinois, Resources and Midwest Power to effectuate such a business combination by means of an alternative structure in light of the conditions set forth in Sections 8.2(d) and 8.3(d). Accordingly, if the only conditions to the parties' obligations to consummate the Merger which are not satisfied or waived are receipt of Resources Required Consents, Resources Required Statutory Approvals, Iowa-Illinois Required Consents and Iowa-Illinois Required Statutory Approvals that, in the reasonable judgment of Iowa-Illinois or Resources, would be rendered unnecessary by adoption of an alternative structure that otherwise substantially preserves for Iowa-Illinois, Resources and Midwest Power the economic benefits of the Merger, Iowa-Illinois or Resources, as the case may be, shall notify the other of such judgment no later than 5:00 p.m. Central Time on December 31, 1995 and thereafter the parties shall use their best efforts to effect a business combination among themselves by means of a structure other than the Merger that so preserves such benefits; provided that all material third party and Governmental Authority declarations, filings, registrations, notices, authorizations, consents or approvals necessary for the effectuation of such alternative business combination shall have been obtained and all other conditions to the parties' obligations to consummate the Merger, as applied to such alternative business combination, shall have been satisfied or waived.

     IN WITNESS WHEREOF, Midwest Resources Inc., Midwest Power
Systems Inc., Iowa-Illinois Gas and Electric Company, and
MidAmerican Energy Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                             MIDWEST RESOURCES INC.



                             By: /s/ Russell E. Christiansen
                             Name:   Russell E. Christiansen
                             Title:  Chairman, President and
                                     Chief Executive Officer



                             MIDWEST POWER SYSTEMS INC.



                             By: /s/ Russell E. Christiansen
                             Name:   Russell E. Christiansen
                             Title:  Chairman, President and
                                     Chief Executive Officer



                             IOWA-ILLINOIS GAS AND ELECTRIC
                             COMPANY



                             By: /s/ Stanley J. Bright
                             Name:   Stanley J. Bright
                             Title:  Chairman and Chief
                                     Executive Officer



                             MIDAMERICAN ENERGY COMPANY



                             By: /s/ Stanley J. Bright
                             Name:   Stanley J. Bright
                             Title:  President, Office of
                                     the Chief Executive
                                     Officer